UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PATTERN ENERGY GROUP INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 28, 2015

To the Stockholders of Pattern Energy Group Inc.:

It is my pleasure to invite you to attend Pattern Energy Group Inc.’s 2015 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Wednesday, June 10, 2015 at Pier 1, Bay 3, San Francisco, California. The Annual Meeting will begin promptly at 8:00 a.m., local time.

Details regarding the business to be conducted at the Annual Meeting are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Whether or not you expect to attend, please date, sign, and return your proxy card in the enclosed envelope or vote by using the Internet according to the instructions in the Proxy Statement, as soon as possible, to assure that your shares will be represented and voted at the Annual Meeting. If you attend the Annual Meeting and follow the instructions in the Proxy Statement, you may vote your shares in person even though you have previously voted by proxy. On behalf of your Board of Directors, thank you for your continued support and interest.

Sincerely,

/s/ Michael M. Garland

Name: Michael M. Garland

Title:   President and Chief Executive Officer

Pier 1, Bay 3

San Francisco, CA 94111

T 415.283.4000

www.patternenergy.com

Pattern Energy Group Inc.

Pier 1, Bay 3

San Francisco, CA 94111

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 10, 2015

To the Stockholders of Pattern Energy Group Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Pattern Energy Group Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held on Wednesday, June 10, 2015 at 8:00 a.m. local time at Pier 1, Bay 3, San Francisco, California, for the following purposes:

1.	To elect seven directors to serve until the 2016 Annual Meeting of Stockholders.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 16, 2015. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ Kim H. Liou

Kim H. Liou

Corporate Secretary

San Francisco, California

April 28, 2015

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please vote as soon as possible. We encourage you to vote via the Internet. For further details, see “Questions and Answers about This Proxy Material and Voting.”

Pattern Energy Group Inc.

Pier 1, Bay 3

San Francisco, CA 94111

PROXY STATEMENT FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 10, 2015

AVAILABILITY OF PROXY MATERIALS

This proxy statement and proxy card are furnished in connection with the solicitation of proxies to be voted at the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Pattern Energy Group Inc., referred to herein as the “Company,” “we,” or “Pattern Energy”), which will be held on Wednesday, June 10, 2015, at 8:00 a.m. local time at Pier 1, Bay 3, San Francisco, California.

On or about April 28, 2015, we will mail to our stockholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our Annual Report on Form 10-K via the Internet and vote online. As a result, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice and may request a printed set of the proxy materials by mail or electronically from such website. If you would like to receive a printed or electronic copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

EXPLANATORY NOTE

For Canadian securities law purposes, we are an “SEC foreign issuer.” As such, we will satisfy applicable Canadian securities laws relating to information circulars, proxies and proxy solicitation if we comply with the requirements of applicable U.S. federal securities laws, file our proxy materials with the Canadian securities regulatory authorities and send our proxy materials to Canadian stockholders in the manner and at the time required by U.S. federal securities laws and any requirements of the NASDAQ Global Market (“NASDAQ”). This proxy statement is prepared in accordance with such requirements of U.S. federal securities laws.

All monetary amounts shown in this proxy statement are expressed in United States dollars unless otherwise expressly noted.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why is the Company soliciting my proxy?

You have received these proxy materials because the board of directors of the Company is soliciting your proxy to vote at the 2015 Annual Meeting of Stockholders (the “Annual Meeting”). The Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record who owned our Class A common stock at the close of business on April 16, 2015 will be entitled to vote at the Annual Meeting. On this record date, there were 69,238,888 shares of the Company’s Class A common stock (“Class A Common Stock” or “Common Stock”) outstanding. The holders of Common Stock have the right to one vote for each share they held as of the record date.

In accordance with Delaware law, a list of stockholders of record entitled to vote at the Annual Meeting will be available at the place of the Annual Meeting on June 10, 2015 and will be accessible for ten days prior to the Annual Meeting at our principal place of business, Pier 1, Bay 3, San Francisco, CA 94111, between the hours of 9:00 a.m. and 5:00 p.m. local time.

How many votes do I have?

Each share of Common Stock that you own entitles you to one vote.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of directors; and

•	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

How do I vote?

If on April 16, 2015, your shares were registered directly in your name with our stock transfer agent, Computershare, then you are a stockholder of record. Stockholders of record may vote by using the Internet, by telephone, or by mail as described below. Stockholders also may attend the Annual Meeting and vote in person. If you hold shares through a bank or broker, please refer to your proxy card, Notice or other information forwarded by your bank or broker to see which voting options are available to you.

Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via telephone or Internet.

•	You may vote by using the Internet at www.envisionreports.com/PEGI and following the instructions for Internet voting on the proxy card mailed to you. Internet voting is available 24 hours a day and will be accessible until 1:00 a.m. Eastern Time on June 10, 2015. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

•	You may vote by telephone by calling 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Telephone voting is available 24 hours a day and will be accessible until 1:00 a.m. Eastern Time on June 10, 2015. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

•	You may vote by mail by completing and mailing in a paper proxy card as outlined in this proxy statement.

•	You may vote in person at the meeting, by delivering a completed proxy card or by completing a ballot, which will be available at the meeting.

If your shares are held by your broker as your nominee (that is, in “street name”), you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Annual Meeting.

Who is paying for this proxy solicitation?

The Company will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. The Company may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

What is “householding” and how does it affect me?

The Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Pattern Energy stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or us that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement and Annual Report on Form 10-K, you may (1) notify your broker, (2) direct your written request to: Pattern Energy Group Inc., Attn: Corporate Secretary. Pier 1, Bay 3, San Francisco, CA 94111, or (3) contact our Investor Relations department by telephone at 415-283-4000. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

Where may I request an additional copy of this proxy statement or the Company’s Annual Report?

Any stockholder of record who wishes to receive an additional copy of this Proxy Statement or of our Annual Report on Form 10-K as filed with the SEC without charge may (i) call the Company at 415-283-4000 or (ii) mail a request to: Pattern Energy Group Inc., Pier 1, Bay 3, San Francisco, CA 94111, Attention: Corporate Secretary, and we will promptly deliver the requested materials to you upon your request. You may also obtain our Annual Report on Form 10-K, as well as this Proxy Statement, on the SEC’s website (www.sec.gov), or on our investor relations website at investors.patternenergy.com.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted (i) “For” the election of all nominees for director, and (ii) “For” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. However, with respect to (i) of the preceding sentence, if you are not a record holder, such as where your shares are held through a broker, nominee, fiduciary or other custodian, you must provide voting instructions to the record holder of the shares in accordance with the record holder’s requirements in order for your shares to be properly voted. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in any one of these ways:

•	You may submit another properly completed proxy card with a later date;

•	You may re-vote by Internet, as instructed above;

•	You may send a written notice that you are revoking your proxy to the Corporate Secretary of the Company at Pier 1, Bay 3, San Francisco, California 94111; or

•	You may attend the Annual Meeting, asking that your proxy be revoked, and voting in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For” votes, “Against” votes, and abstentions and broker non-votes (with respect to the election of directors) and “For” votes, “Against” votes, and abstentions (with respect to proposals other than the election of directors).

If your shares are held in “street name,” you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under applicable rules on which your broker may vote shares held in street name without your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Under applicable rules, Proposal 2 is considered “discretionary.” However, any election of a member of the board of directors, whether contested or uncontested, is considered “non-discretionary” and therefore brokers are not permitted to vote your shares held in street name for the election of directors under Proposal 1 in the absence of instructions from you. Therefore, we encourage you to provide voting instructions to your bank, broker or other nominee. This ensures your shares will be voted at the Annual Meeting in the manner that you choose.

How many votes are needed to approve each proposal?

For Proposal 1, the election of directors, the seven nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes and abstentions will have no effect. The board of directors has adopted a majority voting policy pursuant to which if a nominee fails to receive “For” votes in an amount that exceeds the “Against” votes in an election that is not a contested election, the nominating, governance and compensation committee shall make a recommendation to the board of directors as to whether to accept or reject the resignation of such director. See “Board of Directors and Corporate Governance – Majority Voting Policy.”

To be approved, Proposal 2 to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 must receive a “For” vote from the majority of all shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. If our stockholders do not ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year ending December 31, 2015, our audit committee of our board of directors will reconsider its selection.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum will be present if a majority of all shares outstanding on April 16, 2015, the record date, are represented at the Annual Meeting present in person or by proxy. On the record date, there were 69,238,888 shares of Common Stock outstanding and entitled to vote.

Your shares will be counted for purposes of determining if there is a quorum if you properly cast your vote or a proxy card has been properly submitted by you or on your behalf. Proxies received but marked as “abstentions” and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Is voting confidential?

We will keep all the proxies, ballots and voting tabulations private. We only let our inspector of election, Computershare, examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet other legal requirements. We will, however, forward to management any written comments you provide on the proxy card or through other means.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be available on a Current Report on Form 8-K filed with the SEC within four business days after the end of the Annual Meeting.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

BOARD OF DIRECTORS

Our board of directors consists of seven members. Each director will be elected annually to serve until his or her successor is duly elected or appointed and qualified or until his or her earlier death, retirement, disqualification, resignation or removal. See “Proposal 1 – Election of Directors.” The ages of our directors set forth below are as of December 31, 2014.

Name	Age	Position(s) Held
Alan R. Batkin	70	Director, Chairman(1)(2)(3)
Patricia S. Bellinger	53	Director(2)(3)
The Lord Browne of Madingley	66	Director
Michael M. Garland	64	Director, President and Chief Executive Officer
Douglas G. Hall	65	Director(1)(3)
Michael B. Hoffman	64	Director
Patricia M. Newson	58	Director(1)(3)

(1)	Member of Audit Committee
(2)	Member of Nominating, Governance and Compensation Committee
(3)	Member of Conflicts Committee

Alan R. Batkin

Mr. Batkin is chairman and chief executive officer of Converse Associates, Inc., a strategy advisory firm. He has served as a member and chair of our board of directors since October 2013. Mr. Batkin serves on the boards of Hasbro, Inc., Cantel Medical Corp. and Omnicom Group, Inc. During the past five years he has also served on the board of Overseas Shipping Group, Inc. He was vice chairman of Eton Park Capital Management, L.P., from 2007 to 2012. Prior thereto, he was the vice chairman of Kissinger Associates, Inc. from 1990 until 2006. He is an overseer, trustee or board member of a number of non-profit organizations, including, among others, the International Rescue Committee, the Brookings Institution, the Mailman School of Public Health of Columbia University, the Massachusetts General Hospital Center for Global Health and the New York City Police Foundation. We believe Mr. Batkin’s extensive public company, energy industry and leadership experience enables him to provide essential guidance to our board of directors and our management team.

Patricia S. Bellinger

Ms. Bellinger has served as a member of our board of directors since October 2013. Ms. Bellinger is the executive director at Harvard Kennedy School’s Center for Public Leadership as well as an adjunct lecturer at Harvard Kennedy School. She currently serves on the board of Sodexo SA and previously served on the board of Nordic Windpower Inc. from 2008 to 2010. Before joining Harvard Kennedy School, Ms. Bellinger was the executive director of executive education at Harvard Business School from 2011 to 2013, where she managed a $145 million portfolio of programs. Prior to joining Harvard Business School, Ms. Bellinger was group vice president at British Petroleum from 2000 to 2007, where she oversaw leadership development programs and established and led British Petroleum’s global diversity and inclusion transformation. Ms. Bellinger has a leadership role in a number of non-profit organizations, including, the Program in Education, Afterschool & Resiliency at McLean Hospital, Facing History and Ourselves and uAspire. We believe Ms. Bellinger’s extensive public company, energy industry and leadership experience enables her to provide essential guidance to our board of directors and our management team.

The Lord Browne of Madingley

The Lord Browne of Madingley has served as a member of our board of directors since October 2013. Lord Browne is chairman of L1 Energy and chairman of Huawei (UK). Prior to joining L1 Energy in March 2015, Lord Browne was a partner at Riverstone for eight years. Lord Browne spent 41 years at British Petroleum, holding various senior management positions during that time. In 1991, he joined the board of The British Petroleum Company plc and was appointed group chief executive in 1995 and remained in this position until May 2007. Lord Browne was chairman of the advisory board of Apax Partners LLC from 2006 to 2007, a non-executive director of Goldman Sachs from 1999 to 2007, a non-executive director of Intel Corporation from 1997 to 2006, a trustee of The British Museum from 1995 to 2005, a member of the supervisory board of DaimlerChrysler AG from 1998 to 2001 and a non-executive director of SmithKline Beecham from 1996 to 1999.

Lord Browne was the president of the Royal Academy of Engineering from 2006 to 2011 and is chairman of the trustees of the Queen Elizabeth prize for engineering. He is a fellow of the Royal Society and a foreign member of the U.S. Academy of Arts and Sciences. He was appointed a trustee of the Tate Gallery in August 2007 and chairman of the trustees in January 2009. He was the chairman of the Independent Review of Higher Education Funding and Student Finance, which published its report in October 2010. He was the UK Government’s lead non-executive board member from June 2010 to January 2015. He was knighted in 1998 and made a life peer in 2001. We believe Lord Browne’s extensive leadership and financial and energy industry expertise enables him to contribute significant managerial, strategic and financial oversight skills to our board of directors.

Michael M. Garland

Mr. Garland has served as our president and chief executive officer and as a member of our board of directors since October 2012. Prior to joining our company, Mr. Garland served as chief executive officer of Pattern Energy Group LP (“Pattern Development”) since June 2009. Prior to joining Pattern Development, Mr. Garland was a partner of Babcock & Brown from 1986 to 2009, where he initiated and managed project finance activities, energy development and energy investment, and led Babcock & Brown’s North American Infrastructure Group. Prior to that, Mr. Garland worked for the State of California as Chief of Energy Assessments from 1975 to 1986. Mr. Garland currently serves on the board of directors of SteelRiver Infrastructure Fund North America, GP. We believe Mr. Garland’s extensive leadership experience enables him to play a key role in all matters involving our board of directors and contribute an additional perspective from the energy industry.

Douglas G. Hall

Mr. Hall has served as a member of our board of directors since October 2013. Mr. Hall was a managing director at RBC Capital Markets covering public and private capital raising, mergers and acquisitions support and strategic advisory assignments for diversified industry groups from 1979 until his retirement in 2005. Mr. Hall is currently a director of NexC Partners Corp, Millar Western Forest Products Ltd., a privately-held lumber and pulp company based in Alberta, and Stanfield’s Limited, a manufacturer and marketer of apparel products based in Nova Scotia, as well as a member of the Advisory Board for Southwest Properties Ltd., a privately held real estate company based in Nova Scotia. We believe Mr. Hall’s experience in investment banking as well as his experience and understanding of financial and disclosure matters enables him to provide essential guidance to our board of directors and our management team.

Michael B. Hoffman

Mr. Hoffman has served as a member of our board of directors since October 2012. Mr. Hoffman is a partner of Riverstone Holdings LLC, an energy and power-focused private equity firm (“Riverstone”), where he is principally responsible for investments in power and renewable energy for Riverstone’s funds and is based in New York. Mr. Hoffman is head of Riverstone’s Renewable Energy Funds I and II. Before joining Riverstone in 2003, Mr. Hoffman was senior managing director and head of the mergers and acquisitions advisory business of The Blackstone Group for 15 years, where he also served on the firm’s principal group investment committee as well as its executive committee. Prior to joining Blackstone, Mr. Hoffman was managing director and co-head of the mergers and acquisitions department of Smith Barney, Harris Upham & Co. Mr. Hoffman is chairman of the board of directors of Onconova Therapeutics Inc. His non-profit board affiliations include those of Rockefeller University and the Municipal Arts Society. We believe Mr. Hoffman’s extensive leadership, energy industry, and financial expertise enables him to contribute significant managerial, strategic and financial oversight skills to our board of directors.

Patricia M. Newson

Ms. Newson has served as a member of our board of directors since October 2013. Ms. Newson currently serves on the board of Long Run Exploration Inc. which is a publicly traded company, and is also a director of the Alberta Electric System Operator, Heritage Gas Limited and Quality Urban Energy Systems of Tomorrow (QUEST) which are private. Ms. Newson retired in 2011 from AltaGas Ltd. as president of the utility division and was previously president and chief executive officer of AltaGas Utility Group Inc. from 2005 to 2009, and senior vice president finance and chief financial officer of AltaGas Income Trust from 1996 to 2006. Her previous board experience includes Brookfield Residential Properties Inc., Brookfield Asset Management Inc., AltaGas Utility Group Inc., Guide Exploration Inc., Inuvik Gas Ltd., and the Canadian Gas Association. Ms. Newson is a fellow chartered accountant. We believe Ms. Newson’s public company and energy industry experience as well as her experience and understanding of financial accounting, finance and disclosure matters enables her to provide essential guidance to our board of directors and our management team.

PROCEEDINGS INVOLVING DIRECTORS

Except as disclosed below, no director is, or within the 10 years prior to the date hereof has been, a director or executive officer of any company that, while that person was acting in that capacity or within a year of ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

Until December 31, 2011, Mr. Hoffman served as an executive officer of Amaizeingly Green Products GP Ltd., which filed an application for a receivership order in Canada with the Ontario Superior Court of Justice under section 243(1) of the Bankruptcy and Insolvency Act on December 3, 2012. In addition, Mr. Batkin served as a director of Overseas Shipholding Group, Inc. until June 2012, which filed for Chapter 11 protection under the U.S. Bankruptcy Code in November 2012. Ms. Bellinger served as a director of Nordic Windpower Inc., a manufacturer of wind turbines, from 2008 to 2010, which, together with certain of its affiliates and subsidiaries, filed for Chapter 7 protection under the U.S. Bankruptcy Code in October 2012.

BOARD LEADERSHIP STRUCTURE

Our board of directors does not have a formal policy with respect to whether our Chief Executive Officer (CEO) should also serve as our chairman of the board (Chairman). Currently, Michael M. Garland is our CEO, and Alan R. Batkin is our Chairman. Our board of directors believes that its current leadership structure best promotes the board’s objective to effectively oversee management, the ability of our board of directors to carry out its roles and responsibilities on behalf of the stockholders, and our Company’s overall corporate governance. Our board of directors also believes that the current separation of the Chairman and CEO roles allows Mr. Garland to develop and execute the Company’s corporate strategy and focus on day-to-day operations and company performance while leveraging Mr. Batkin’s experience and independence. Our board of directors periodically reviews the leadership structure and may make changes in the future.

MAJORITY VOTING POLICY

In August 2014, our board of directors adopted a majority voting policy for uncontested director elections. Under such policy, in order for a person to become a nominee for election to the board of directors, such person must submit an irrevocable resignation, contingent on both (i) that person not receiving a “for” vote that exceeds the “against” and/or “withheld” vote in an election that is not a contested election and (ii) acceptance of that resignation by the board of directors in accordance with the policies and procedures of the board of directors adopted for such purpose. In the event a director nominee fails to receive a “for” vote that exceeds the “against” and/or “withheld” vote in an election that is not a contested election, the nominating, governance and compensation committee shall make a recommendation to the board of directors as to whether to accept or reject the resignation of such director. The board of directors shall act on the resignation, taking into account the recommendation of the nominating, governance and compensation committee, and publicly disclose its decision, including, if the resignation is rejected, the rationale for that decision. The nominating, governance and compensation committee in making its recommendation, and the board of directors in making its decision, may each consider all factors and information that they consider relevant and appropriate. The policy provides that the nominating, governance and compensation committee and the board of directors will consider these matters without the participation of the nominee in question. If the board of directors accepts a director’s resignation pursuant to this standard, then the board of directors may fill the resulting vacancy pursuant to the amended and restated bylaws of the Company.

At the Annual Meeting, the director nominees will be voted on individually and the voting results for each nominee will be publicly disclosed by us in a news release and on a Current Report on Form 8-K filed with the SEC, and with the Canadian securities administrators on their SEDAR website (www.sedar.com).

CORPORATE GOVERNANCE AND BOARD MATTERS

Independence of the Board of Directors

As required under the listing standards of the NASDAQ, a majority of the members of a NASDAQ-listed company’s board of directors must qualify as “independent,” as affirmatively determined by its board of directors, or delegated committee. Consultations are made with counsel to ensure that such determinations are consistent with all relevant laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Management has reviewed the directors’ responses to a questionnaire asking about their transactions, relationships and arrangements with the Company (and those of their immediate family members) and other potential conflicts of interest. Other than as set forth in this Proxy Statement, these questionnaires did not disclose any transactions, relationships, or arrangements that question the independence of our directors. After reviewing this information, under the NASDAQ Stock Market Rules, we have determined that all of our directors are independent directors, except Mr. Garland because he is an employee. The NASDAQ independence definitions include a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with the Company.

We currently qualify as an SEC foreign issuer under Canadian securities laws and are exempt from, among other things, requirements under those laws to (i) have an audit committee of at least three people consisting solely of independent directors, and (ii) disclose annually the extent to which we comply with certain recommendations of the Canadian Securities Administrators regarding, among other corporate governance matters, the composition of our board of directors and of committees of our board of directors.

A director is considered to be independent for the purposes of Canadian securities laws if the director has no direct or indirect material relationship to the Company. A “material relationship” is a relationship that could, in the view of the board, be reasonably expected to interfere with the exercise of a director’s independent judgment. Certain individuals, such as employees and executive officers of the Company or a parent or subsidiary of the Company, are deemed by Canadian securities laws to have material relationships with the Company. Under Canadian securities laws our non-independent directors are Messrs. Garland, Hoffman and The Lord Browne. Mr. Garland is deemed to be non-independent because he is our Chief Executive Officer. Mr. Hoffman and The Lord Browne are also deemed non-independent because of their current or prior affiliations with Riverstone (which is the manager of funds which own interests in Pattern Development).

Information Regarding the Board of Directors and its Committees

The board of directors met six times during 2014. As required under NASDAQ listing standards, our directors meet in various regularly scheduled executive sessions. Such executive sessions include sessions at which only the directors (including directors who are members of management) are present, a second session where only non-management directors are present, and then a session where only the independent directors are present. The board has an audit committee, a conflicts committee, and a nominating, governance and compensation committee. The following table provides membership and meeting information for each of the board committees during 2014:

Name	Audit	Conflicts	Nominating, Governance and Compensation
Alan Batkin	Member	Member	Member
Patricia Bellinger	—	Member	Chairperson
The Lord Browne of Madingley	—	—	—
Michael Garland	—	—	—
Douglas Hall	Member	Chairperson	—
Michael Hoffman	—	—	—
Patricia Newson	Chairperson	Member	—
Total meetings held in fiscal year 2014	6	8	5

Each board member attended at least 75% of the aggregate of the total number of meetings of the board and meetings held by all committees on which such board member served during fiscal 2014. Our corporate governance guidelines provide that directors are also expected to attend the Company’s annual meeting with stockholders. All directors attended the 2014 annual general meeting of stockholders.

Below is a description of each committee of the board of directors. The nominating, governance and compensation committee has determined that each member of the audit, conflicts, and nominating, governance and compensation committees meets the applicable rules and regulations regarding “independence” and that each such member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

Our audit committee’s role and responsibilities are set forth in the committee’s written charter and the Company’s corporate governance policy and include:

•	approving and retaining the independent auditors to conduct the annual audit of our financial statements;

•	reviewing and pre-approving the audit and allowable non-audit services to be performed by our independent registered public accounting firm;

•	evaluating the qualifications, performance and independence of our independent registered public accounting firm;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results;

•	preparing the audit committee report in our annual proxy statement;

•	establishing procedures for complaints received by us regarding accounting matters;

•	overseeing internal audit function; and

•	reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter.

Our audit committee charter can be found on the corporate governance section of our investor relations website at investors.patternenergy.com. Each of Ms. Newson and Messrs. Batkin and Hall served on the audit committee of the board of directors during 2014.

The nominating, governance and compensation committee annually reviews both Securities Exchange Act Rule 10A-3 and the NASDAQ listing standards definition of independence for audit committee members and has determined that all members of our audit committee are independent (as independence is currently defined in such standards). The board of directors concurred with the determination by the audit committee that Ms. Newson and Mr. Batkin are audit committee financial experts as defined by Item 407(d) of Regulation S-K. The board made a qualitative assessment of Ms. Newson’s level of knowledge and experience based on a number of factors, including her experience as a Chartered Accountant with Ernst & Young, as Chief Financial Officer of AltaGas Income Trust, and as a member of the audit committee of multiple public companies. The board made a qualitative assessment of Mr. Batkin’s level of knowledge and experience based on a number of factors, including his experience as a Certified Public Accountant with Coopers & Lybrand, and as a member of the audit committee of various public companies.

Nominating, Governance and Compensation Committee

Our nominating, governance and compensation committee’s role and responsibilities are set forth in the committee’s written charter and the Company’s corporate governance policy and include:

•	assisting our board of directors in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to the board of directors;

•	overseeing the annual evaluation of our board of directors and management;

•	recommending members for each board committee to our board of directors;

•	reviewing and monitoring our corporate governance guidelines and code of business conduct and ethics;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our board of directors;

•	reviewing and monitoring actual and potential conflicts of interest of members of our board of directors and officers;

•	approving the independence of members of committees required to have independent members;

•	overseeing the development and implementation of our compensation philosophy and our benefits policies generally;

•	making recommendations to the board regarding adoption of equity-based compensation plans and other incentive compensation plans that are subject to board and/or stockholder approval;

•	overseeing administration of our equity compensation and other incentive compensation plans;

•	reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer and other senior executive officers, as well as evaluating their performance in light of the compensation program objectives;

•	making recommendations to the board regarding the compensation, benefits and other employment arrangements for our chief executive officer and our other senior executive officers;

•	overseeing compensation-related risk, stock ownership guidelines, and succession planning for our executive officers;

•	reviewing and recommending compensation goals and bonus and equity compensation criteria for our employees;

•	reviewing and recommending compensation programs for non-employee directors;

•	engaging and approving payment of compensation consultants to assist the committee in discharging its responsibilities; and

•	reviewing and evaluating, at least annually, its own performance and that of its members, including adequacy of its written charter.

A more detailed description of the committee’s functions can be found in our nominating, governance and compensation committee charter. The charter is published in the corporate governance section of our investor relations website at investors.patternenergy.com. Each of Ms. Bellinger and Mr. Batkin served on the nominating, governance and compensation committee of the board of directors during 2014. All members of the committee are independent (as independence is currently defined in the NASDAQ listing standards).

Generally during the first quarter of each year, the committee reviews and makes recommendations to the board of directors regarding compensation for our senior executive officers, including our named executive officers, and for the pool of employees other than our senior executive officers. Mr. Garland, our principal executive officer, does not participate in the determination of his own compensation, but he makes recommendations to the committee regarding the amount and form of compensation of the other senior executive officers. The nominating, governance and compensation committee has the authority to delegate its authority to one or more of our employees, except that it can neither delegate its authority to determine specific awards to directors or executive officers nor delegate authority that may not under applicable law, listing standards or charter documents be delegated to a non-board member.

Our nominating, governance and compensation committee also reviews and discusses annually with management our “Compensation Discussion and Analysis.”

The nominating, governance and compensation committee will consider director candidates recommended by stockholders and evaluate them using the same criteria as candidates identified by the board or the nominating, governance and compensation committee for consideration. If a stockholder of the Company wishes to recommend a director candidate for consideration by the nominating, governance and compensation committee, the stockholder recommendation should be delivered to the Corporate Secretary of the Company at the principal executive offices of the Company, and must include information regarding the candidate and the stockholder making the recommendation. In evaluating candidates for the board, the nominating, governance and compensation committee may consider all factors it deems relevant, including the competencies and skills that the board considers to be necessary for the board as a whole to possess, the competencies and skills that the board considers each existing director to possess, and the competencies and skills each new nominee will bring to the boardroom. The nominating, governance and compensation committee shall also consider the amount of time and resources that nominees have available to fulfill their duties as a board member.

Conflicts Committee

Our conflicts committee reviews specific matters that the board of directors believes may involve conflicts of interest arising from material transactions with Pattern Development or its affiliates, and certain other matters the board determines to submit to the conflicts committee for review. We are required to seek approval of the conflicts committee for any transaction involving the sale of a project from Pattern Development to us or for any amendments to the Management Services Agreement between the Company and Pattern Development. The conflicts committee will determine if the resolution of the conflict of interest is fair and reasonable to us. The nominating, governance and compensation committee must unanimously determine that nominees for this committee meet the applicable independence requirements. In addition, the board of directors must affirm the nominating, governance and compensation committee’s independence determinations before it places nominees on the committee. The members of the conflicts committee may not be officers or employees of Pattern Development or its affiliates, including Riverstone (which is the manager of funds which own interests in Pattern Development). Each of Messrs. Hall and Batkin and Ms. Bellinger and Newson served on the conflicts committee of the board of directors during 2014.

NOMINATING, GOVERNANCE AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Each of Ms. Bellinger and Mr. Batkin served on the nominating, governance and compensation committee of the board of directors during 2014. None of the members of the nominating, governance and compensation committee was at any time during the 2014 fiscal year (or at any other time) an officer or employee of the Company. None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or nominating, governance and compensation committee.

RISK OVERSIGHT MANAGEMENT

Our board is responsible for ensuring that processes are in place to identify the principal risks of the Company’s businesses and ensuring that appropriate systems to measure and manage these risks are properly implemented. Our board provides risk oversight for our entire company by receiving risk assessments, and discussing these assessments with management. The board’s overall risk oversight is supplemented by the various committees. The audit committee discusses with management and our independent registered public accounting firm our risk management guidelines and policies, our major financial risk exposures and the steps taken to monitor and control such exposures. Our nominating, governance and compensation committee oversees risks related to our compensation programs and discusses with management its annual assessment of our employee compensation policies and programs. Our conflicts committee oversees risks related to related party transactions with Pattern Development and discusses with management risks related to acquisitions from and the bilateral management services agreement with Pattern Development and its affiliates.

STOCKHOLDER COMMUNICATIONS WITH OUR BOARD OF DIRECTORS

Stockholders and interested parties may communicate with our board of directors by sending correspondence to the board of directors, a specific committee of our board of directors or a director c/o our Corporate Secretary, at Pattern Energy Group Inc., Pier 1, Bay 3, San Francisco, California 94111.

Our Corporate Secretary reviews all communications to determine whether the contents include a message to a director and will provide a summary and copies of all correspondence (other than solicitations for services, products or publications) to the applicable director or directors at each regularly scheduled meeting. The Corporate Secretary will alert individual directors to items that warrant a prompt response from the individual director prior to the next regularly scheduled meeting. Items warranting prompt response, but not addressed to a specific director, will be routed to the applicable committee chairperson.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted the Pattern Energy Group Inc. Code of Business Conduct and Ethics that applies to all directors, officers and employees. A copy is available on the corporate governance section of our investor relations website at investors.patternenergy.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver in its public filings, as required by law or securities market regulations.

NON-EMPLOYEE DIRECTOR COMPENSATION

Our current director compensation policy provides that only our independent directors receive fees for serving as directors. They receive an annual retainer of (i) $125,000, (ii) $1,500 for each committee meeting attended (or $1,000 if such committee meeting is telephonic) and (iii) $15,000 annually for each committee chair held (except that the chairman of our audit committee receives $20,000). Our chairman of the board also receives an additional annual retainer of $70,000. A minimum of sixty-five percent of the retainer paid to each of our independent directors will be paid in our shares of Common Stock until such independent director accumulates $375,000 (and, in the case of Mr. Batkin, $585,000) in shares of Common Stock. Amounts paid to our independent directors in cash and stock for 2014, as set forth in the table below, were based on this policy.

2014 Director Compensation. The following table sets forth information about the compensation of each person who served as a director during the 2014 fiscal year, other than our CEO Mr. Garland, who did not receive separate compensation for his services as a director. Although they are non-employee directors, The Lord Browne and Mr. Hoffman did not receive compensation in 2014 for their services as directors because of their status as non-independent under Canadian Securities Administrators recommendations as described in the above section discussing the independence of the board of directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(5)	Total ($)
Alan Batkin(1)	25,500	202,028	227,528
Patricia Bellinger(2)	62,248	97,120	159,368
The Lord Browne of Madingley	—	—	—
Douglas Hall(3)	76,252	84,183	160,435
Michael Hoffman	—	—	—
Patricia Newson(4)	38,004	129,494	167,498

(1)	In 2014, Mr. Batkin had elected to receive 100% of his retainer paid in our shares of Common Stock. In addition, in 2014, Mr. Batkin received $3,072 in dividends upon the release of previous stock awards accumulated between their vest date and the release date.
(2)	In 2014, Ms. Bellinger had elected to receive 75% of her retainer paid in our shares of Common Stock. In addition, in 2014, Ms. Bellinger received $1,477 in dividends upon the release of previous stock awards accumulated between their vest date and the release date.
(3)	In 2014, Mr. Hall had elected to receive 65% of his retainer paid in our shares of Common Stock. In addition, in 2014, Mr. Hall received $1,280 in dividends upon the release of previous stock awards accumulated between their vest date and the release date.
(4)	In 2014, Ms. Newson had elected to receive 100% of her retainer paid in our shares of Common Stock. In addition, in 2014, Ms. Newson received $1,969 in dividends upon the release of previous stock awards accumulated between their vest date and the release date.
(5)	This column represents the grant date fair value for stock awards granted to the director in 2014, computed in accordance with FASB ASC Topic No. 718. For additional information, see Note 15 of the notes to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014, filed on March 2, 2015, for a discussion of our assumptions in determining the grant date fair values of equity awards. As of December 31, 2014, no non-employee director had any outstanding option awards or unvested stock awards.

In December 2014, the board of directors determined to allow non-employee directors the option to defer all of the restricted stock equity compensation they may receive in connection with their service until such time as their service as a director has terminated, and approved the form of deferred restricted stock unit grant notice and agreement. No such deferred restricted stock units were awarded in 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of our voting securities as of March 31, 2015 by:

•	each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;

•	each of our directors;

•	each of our named executive officers; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The table below is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC.

This table lists applicable percentage ownership based on 69,052,722 shares of Common Stock outstanding as of March 31, 2015. Shares issuable upon exercise of options to purchase shares of our Common Stock that are exercisable within 60 days of March 31, 2015 are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage.

	Beneficial Ownership
Name and Address of Beneficial Owner	Number of Class A Shares	–	Percent of Total Outstanding Common Stock
5% Stockholders
Pattern Energy Group LP(1)
Pier 1, Bay 3 San Francisco, CA 94111	16,962,546		24.5%
Deutsche Bank AG(2)
Taunusanlage 12 60325 Frankfurt am Main Federal Republic of Germany	4,240,960		6.1%
Signature Global Asset Management(3)
A Business Unit of CI Investments Inc. 2 Queen Street East, Twentieth Floor Toronto, Ontario M5C 3G7	3,995,084		5.8%

Directors and Named Executive Officers
Alan R. Batkin(4)	25,517		*
Patricia S. Bellinger(5)	13,949		*
The Lord Browne of Madingley	—		*
Douglas G. Hall(6)	8,504		*
Michael B. Hoffman	—		*
Patricia M. Newson(7)	14,947		*
Michael M. Garland(8)	262,398		*
Hunter H. Armistead(9)	110,020		*
Esben W. Pedersen(10)	115,585		*
Daniel M. Elkort(11)	37,774		*
Michael J. Lyon(12)	88,747		*
All current directors and executive officers as a group (14 persons)(13)	793,224		1.15%

*	Less than one percent
(1)	Based on the number of shares disclosed in Amendment No. 1 to Schedule 13D filed jointly on February 9, 2015 by Pattern Renewables LP, Pattern Renewables GP LLC, Pattern Development Finance Company LLC, Pattern Energy Group LP, Pattern Energy GP LLC, Pattern Energy Group Holdings LP, Pattern Energy Group Holdings GP LLC, R/C Wind II LP, Riverstone/Carlyle Renewable Energy Grant GP, L.L.C. and R/C Renewable Energy GP II, LLC. Pattern Renewables LP is the record holder of 11,108,546 Class A shares, and Pattern Development Finance Company LLC is the record holder of 5,854,000 Class A shares. R/C Renewable Energy GP II, LLC is the managing member of Riverstone/Carlyle Renewable Energy Grant GP, L.L.C., which is the general partner of R/C Wind II LP, which is the managing member of Pattern Energy Group Holdings GP LLC, which is the managing member of Pattern Energy GP, LLC, which is the general partner of Pattern Energy Group LP, which is the sole member of Pattern Renewables GP LLC, which is the general partner of Pattern Renewables LP. Accordingly, each of the foregoing entities may be deemed to share beneficial ownership of the shares held by Pattern Renewables LP. Pattern Energy Group LP is the sole member of Pattern Development Finance Company LLC. As a result, R/C Renewable Energy GP II, LLC, Riverstone/Carlyle Renewable Energy Grant GP, L.L.C., R/C Wind II LP, Pattern Energy Group Holdings GP LLC, Pattern Energy GP, LLC, and Pattern Energy Group LP may be deemed to share beneficial ownership of the shares held by Pattern Development Finance Company LLC. R/C Renewable Energy GP II, LLC is managed by an eight-person investment committee. Pierre F. Lapeyre, Jr., David M. Leuschen, Ralph C. Alexander, Michael B. Hoffman, Stephen J. Schaefer, Daniel A. D’Aniello and Edward J. Mathias, as the members of the investment committee of R/C Renewable Energy GP II, LLC, may be deemed to share beneficial ownership of the shares beneficially owned by Pattern Renewables LP. Such individuals expressly disclaim any such beneficial ownership.
(2)	Based on the number of shares disclosed in the Schedule 13G filed on February 17, 2015. According to such Schedule 13G, the filing reflects the securities beneficially owned by the Asset and Wealth Management business group of Deutsche Bank AG and its subsidiaries and affiliates.
(3)	Based on the number of shares disclosed in the Schedule 13G filed on November 10, 2014.
(4)	Includes 10,000 shares held by a trust of which Mr. Batkin is the trustee and beneficiary. On January 2, 2015, the Company granted 7,908 deferred restricted stock units to Mr. Batkin.
(5)	Includes 6,000 shares held by Ms. Bellinger’s spouse and 100 shares held by Ms. Bellinger’s child. On January 2, 2015, the Company granted 3,802 deferred restricted stock units to Ms. Bellinger.
(6)	On January 2, 2015, the Company granted 5,069 deferred restricted stock units to Mr. Hall.
(7)	On January 2, 2015, the Company granted 5,069 deferred restricted stock units to Ms. Newson.
(8)	Includes 100,000 shares held by a trust of which Mr. Garland is the trustee and beneficiary. In addition, includes 87,498 shares of the Company’s common stock that Mr. Garland has the right to acquire by exercise of stock options and 4,861 shares issuable upon exercise of options exercisable within 60 days of March 31, 2015 and 33,757 restricted stock awards that are subject to risk of forfeiture.
(9)	Includes 45,454 shares held by a trust of which Mr. Armistead is the trustee and beneficiary. In addition, includes 30,384 shares of the Company’s common stock that Mr. Armistead has the right to acquire by exercise of stock options and 1,688 shares issuable upon exercise of options exercisable within 60 days of March 31, 2015 and 15,114 restricted stock awards that are subject to risk of forfeiture.
(10)	Includes 18,216 shares of the Company’s common stock that Mr. Pedersen has the right to acquire by exercise of stock options and 1,012 shares issuable upon exercise of options exercisable within 60 days of March 31, 2015 and 9,552 restricted stock awards that are subject to risk of forfeiture.
(11)	Includes 19,969 shares of the Company’s common stock that Mr. Elkort has the right to acquire by exercise of stock options and 1,350 shares issuable upon exercise of options exercisable within 60 days of March 31, 2015 and 12,261 restricted stock awards that are subject to risk of forfeiture.
(12)	Includes 18,216 shares of the Company’s common stock that Mr. Lyon has the right to acquire by exercise of stock options and 1,012 shares issuable upon exercise of options exercisable within 60 days of March 31, 2015 and 9,552 restricted stock awards that are subject to risk of forfeiture.
(13)	Includes 207,493 shares of the Company’s common stock that the Company’s officers have the right to acquire by exercise of stock options and 12,353 shares issuable upon exercise of options exercisable within 60 days of March 31, 2015 and 103,182 restricted stock awards that are subject to risk of forfeiture.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers, and holders of more than 10% of our Common Stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us and certain written representations provided to us, we believe that during the year ended December 31, 2014, our directors, executive officers, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements, except the Form 4 filed by R/C Renewable Energy GP II, L.L.C. in connection with the closing of our initial public offering in 2013 inadvertently omitted reflecting the acquisition and ownership by such entity of our Class B common stock, par value $0.01 per share (the “Class B Shares”). A Form 4 reflecting the acquisition of such Class B Shares was filed in January 2015. R/C Renewable Energy GP II, L.L.C. is a more than 10% stockholder.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

POLICIES AND PROCEDURES FOR RELATED PARTY TRANSACTIONS

As provided by our conflicts committee charter adopted in connection with our initial public offering, our conflicts committee is responsible for reviewing and recommending to the board whether to approve in advance any material related party transactions between the Company and Pattern Development or its affiliates. The members of our conflicts committee determine whether to recommend a related party transaction in the exercise of their fiduciary duties as directors. Related party transactions not involving Pattern Development are reviewed by the nominating, governance and compensation committee under its charter.

Our Relationship with Pattern Development

We were incorporated in October 2012 by Pattern Development, a leading developer of renewable energy and transmission projects, to own and operate certain of its power assets with stable long-term cash generation profiles, and began operations a year later, in October 2013. As of March 31, 2015, Pattern Development owns approximately 24.5% of our outstanding shares. We have established a mutually beneficial working relationship with Pattern Development. We own, acquire and operate projects for which the development risks have been substantially reduced in order to generate stable long-term returns, and we expect that Pattern Development will invest in and deploy its staff to engage in higher-risk project development activities. We are party to a bilateral management services agreement with Pattern Development (the “Management Services Agreement”) that provides for each of us to share with the other on a primarily cost-reimbursement basis our management, other personnel and administrative functions. Certain of our executive officers, including our CEO and director Mr. Garland, act as executive officers of, and maintain an equity interest in, Pattern Development.

As of April 22, 2015, Pattern Development holds interests in development projects with an expected total rated capacity of more than 4,500 MW, including approximately 930 MW of owned capacity identified ROFO projects subject to the purchase rights agreement described below.

Our Purchase Rights

To promote our growth strategy we have entered into a purchase rights agreement with Pattern Development and its equity owners that provides us three distinct avenues to grow our business through acquisition opportunities from Pattern Development:

•	the right to acquire the Pattern Development retained Gulf Wind interest at any time between the first and second anniversary of the completion of our initial public offering at its then current fair market value, which we refer to as our “Gulf Wind Call Right;”

•	a right of first offer with respect to any power project that Pattern Development decides to sell, which we refer to as our “Project Purchase Right;” and

•	a right of first offer with respect to Pattern Development itself, or substantially all of its assets, if the equity owners of Pattern Development decide to sell any material portion of the equity interests in Pattern Development or substantially all of its assets, which we refer to as our “Pattern Development Purchase Right.”

We refer to this collection of rights as “our Purchase Rights.” Our Gulf Wind Call Right will terminate on the second anniversary of the completion of our initial public offering. Our Project Purchase Right and Pattern Development Purchase Right will terminate together upon the fifth anniversary of the completion of our initial public offering, but are subject to automatic five-year renewals unless either party dissents at the time of renewal. In addition, our Project Purchase Right and Pattern Development Purchase Right terminate together upon the third occasion (within any five-year initial or renewal term) on which we have elected not to exercise our Project Purchase Right with respect to an operational or construction-ready project and following which Pattern Development has sold the project to an unrelated third party.

Any purchase of assets from Pattern Development, or of Pattern Development itself, pursuant to our Purchase Rights will be subject to customary conditions precedent as well as the approval by the board of directors based on the recommendation to approve by the conflicts committee of our board of directors.

Our Gulf Wind Call Right

Pattern Development currently holds an interest of approximately 27% of our Gulf Wind operating project, (the “Pattern Development retained Gulf Wind interest”), representing an approximate 76 MW interest in our Gulf Wind operating project. Pursuant to our Gulf Wind Call Right, we have the right to acquire the Pattern Development retained Gulf Wind interest from Pattern Development at any time between the first and second anniversary of the completion of our initial public offering at its then current fair market value. Following the first anniversary of our initial public offering, and during the term of our Gulf Wind Call Right, we may provide notice to Pattern Development of our election to exercise our Gulf Wind Call Right and, following such election, we will have an additional 120 days to consummate the acquisition. The terms of our Gulf Wind Call Right allow us to mutually agree with Pattern Development as to, or otherwise obtain an appraisal of, the then current fair market value of the Pattern Development retained Gulf Wind interest.

Our Project Purchase Right

Pursuant to, and during the term of, our Project Purchase Right, Pattern Development has agreed to offer us a right of first offer with respect to any power project that it decides to sell. Given that Pattern Development is primarily in the business of power project development, we anticipate that Pattern Development will generally seek a purchaser of its development projects upon construction-readiness. However, Pattern Development may choose to seek a purchaser of a project earlier in the project’s development stage or following commencement of its construction, in either case, depending upon the facts and circumstances applicable to such project’s anticipated timeframe for commercial operations. Our Project Purchase Right extends to the sale of all of Pattern Development’s projects, including development projects. However, Pattern Development will have the right to terminate our Project Purchase Right (within any five-year initial or renewal term) upon Pattern Development’s third sale of an operational or construction-ready project to persons other than affiliates of Pattern Development or us following our third election not to exercise our Project Purchase Right. Operational or construction-ready projects that Pattern Development chooses to sell will generally include projects that have secured a power sale agreement, real estate rights, required permits, interconnection rights and equipment supply and construction agreements. Under the terms of our Project Purchase Right, once we are notified by Pattern Development that it is seeking a purchaser for one of its projects, we shall either (a) deliver a written offer, or the “First Rights Project Offer,” to Pattern Development to purchase its entire interest in the project setting forth our offer price, or our “Project Offer Price” and other material terms and conditions on which we propose to purchase such project, or the “Project Sale Terms,” or (b) deliver a written notice to Pattern Development that we will not make an offer to purchase Pattern Development’s entire interest in the project. If Pattern Development elects not to accept our First Rights Project Offer, it may sell the project to a third party, provided that it sells the project within nine months of such rejection at a price not less than 105% of our Project Offer Price set forth in the First Rights Project Offer and on terms not materially less favorable than the Project Sale Terms.

At the time of our initial public offering in October 2013, we identified six projects at Pattern Development with an aggregate owned capacity of 746 MW that comprised the initial ROFO projects. Since such time, we have entered into agreements and consummated the purchase of the Grand project and Panhandle project (which had been split into the Panhandle 1 project and Panhandle 2 project) on the initial ROFO list pursuant to our Project Purchase Rights. In addition, the Logan’s Gap project was added to the list of identified ROFO projects and purchased from Pattern Development pursuant to our Project Purchase Rights in 2014. In addition, in April 2015, one of our subsidiaries entered into an agreement to acquire Pattern Development’s owned interest in the K2 project.

The following sets forth summaries of the terms of the purchase and sale agreements for projects that had been entered into since 2014:

Panhandle 1 Purchase and Sale Agreement

On May 1, 2014, the Company entered into a Purchase and Sale Agreement (the “PH1 PSA”) with a controlled affiliate of Pattern Development (the “PH1 Seller”), and Pattern Development, as guarantor of PH1 Seller’s obligations under the PH1 PSA. Simultaneous with the execution of the PH1 PSA, the Company and certain of its subsidiaries entered into certain other agreements relating to the Panhandle 1 wind project. Upon consummation of the purchase and sale on June 30, 2014, a subsidiary of the Company acquired an interest in approximately 179 MW of the approximately 218 MW Panhandle 1 wind project located in Carson County, Texas for a purchase price of approximately US$124.4 million. The project has commenced commercial operations.

Logan’s Gap Purchase and Sale Agreement

On December 19, 2014, the Company entered into and consummated a Purchase and Sale Agreement (the “Logan’s Gap PSA”) with a controlled affiliate of Pattern Development (the “Logan’s Gap Seller”), and Pattern Development, as guarantor of Logan’s Gap Seller’s obligations under the Logan’s Gap PSA. Upon consummation of the purchase and sale, a subsidiary of the Company acquired the approximate 200 MW Logan’s Gap wind project located in Comanche County, Texas for a purchase price of approximately US$15.1 million and the assumption of a contingent liability to a third party in the amount of $8.0 million. The project is currently in construction. Simultaneous with the execution of the Logan’s Gap PSA, the Company and certain of its subsidiaries entered into certain other agreements relating to the Logan’s Gap wind project as a result of which (among other things), following completion of the project, the Company will have an owned interest of 164 MW and three institutional tax equity investors will acquire the balance.

K2 Purchase and Sale Agreement

On April 4, 2015, an indirect wholly owned subsidiary of the Company entered into a Purchase and Sale Agreement (the “K2 PSA”) with Pattern Development. Upon the terms and subject to the conditions set forth in the K2 PSA, a subsidiary of the Company will purchase at the closing from affiliates of Pattern Development a one-third limited partnership interest in K2 Wind Ontario Limited Partnership (the “K2 Project Company”), as well as 100% of the issued and outstanding shares in the capital of Pattern K2 GP Holdings Inc. for a consideration of approximately $128 million, subject to certain adjustments, plus assumed estimated proportionate debt at term conversion of $218 million U.S. dollar equivalent. The K2 Project Company is constructing and, following its commercial operation date, will operate the approximately 270 MW wind project located in the Township of Ashfield-Colborne Wawanosh, Ontario. Following the K2 closing, a subsidiary of the Company will (a) directly own a one-third limited partnership interest in the K2 Project Company and (b) depending on the date of the K2 closing, directly own one-quarter or one-third, if the K2 closing occurs after the project reaches commercial operation, of the issued and outstanding shares of K2 Wind Ontario Inc. and indirectly hold a 0.0025% or 0.0033%, as the case may be, general partnership interest in the K2 Project Company.

Our subsidiary’s and Pattern Development’s obligations to consummate the transactions contemplated by the K2 PSA are subject to the satisfaction or waiver of various customary conditions. The K2 PSA provides for certain limited rights to terminate the K2 PSA, including if the transactions contemplated by the K2 PSA have not been consummated by September 30, 2015.

Each of the purchases of Panhandle 1, Logan’s Gap, and K2 were recommended for approval by the conflicts committee of the Company’s board of directors after thorough review of the transactions including review by a financial advisor and outside counsel engaged directly by the conflicts committee.

Since our initial public offering in October 2013, Pattern Development has added six additional projects to the list of identified ROFO projects, in addition to the Logan’s Gap project that was identified subsequent to the initial public offering and purchased from Pattern Development in 2014. Below is a summary of the Identified ROFO Projects that we expect to acquire from Pattern Development in connection with our Project Purchase Rights in the next two years. We have commenced discussions with Pattern Development with respect to the acquisition of the Amazon project pursuant to our Project Purchase Rights, and Pattern Development has made an application to FERC seeking prior authorization to transfer its interest in the Amazon project to us. The filing of the application with FERC does not obligate us to enter into any transaction and no agreement as to the material terms has been reached with respect to the Amazon project. The terms of such transaction, if any, and the timing thereof, remain subject to discussions among the parties.

						Capacity (MW)
Identified ROFO Projects	Status	Location	Construction Start(1)	Commercial Operations(2)	Contract Type	Rated(3)	Pattern Development- Owned(4)
Gulf Wind(5)	Operational	Texas	2008	2009	Hedge	283	76
Armow	In construction	Ontario	2014	2015	PPA	180	90
Meikle	Ready for financing	British Columbia	2015	2016	PPA	185	185
Conejo Solar	Ready for financing	Chile	2015	2016	PPA	104	73
Belle River	Securing final permits	Ontario	2016	2017	PPA	100	50
Henvey Inlet	Late stage development	Ontario	2016	2017	PPA	300	150
Amazon	Ready for financing	Indiana	2015	Late 2015 / Early 2016	PPA	150	116
Mont Sainte-Marguerite	Late stage development	Québec	2016	2017	PPA	147	147
North Kent	Late stage development	Ontario	Late 2016	Late 2017	PPA	100	43

						1,549	930

1)	Represents date of actual or anticipated commencement of construction.
2)	Represents date of actual or anticipated commencement of commercial operations.
3)	Rated capacity represents the maximum electricity generating capacity of a project in MW. As a result of wind and other conditions, a project or a turbine will not operate at its rated capacity at all times and the amount of electricity generated will be less than its rated capacity. The amount of electricity generated may vary based on a variety of factors discussed in our Annual Report on Form 10-K.
4)	Pattern Development-owned capacity represents the maximum, or rated, electricity generating capacity of the project multiplied by Pattern Development’s percentage ownership interest in the distributable cash flow of the project.
5)	We have a call right to acquire Pattern Development’s retained interest in the Gulf Wind project, at fair market value, at any time between October 2, 2014 and October 2, 2015.

With respect to our potential acquisition of an operational or construction-ready project pursuant to our Project Purchase Right, we anticipate related discussions with Pattern Development will generally commence immediately prior to or following Pattern Development’s procurement of project-level construction financing.

Our Pattern Development Purchase Right

We have a right of first offer with respect to Pattern Development itself or substantially all of its assets, if the equity owners of Pattern Development decide to sell a material portion of the equity interests in Pattern Development or substantially all of its assets.

Under the terms of our Pattern Development Purchase Right, the equity owners of Pattern Development will be required to notify us if they intend to sell Pattern Development or substantially all of its assets, and we will be required to either (a) deliver a written offer, or the “First Rights Pattern Development Offer,” to purchase Pattern Development or substantially of its assets, setting forth our offer price, or our “Pattern Development Offer Price,” and the other material terms and conditions upon which we propose to purchase Pattern Development, or the “Pattern Development Sale Terms,” or (b) deliver a written notice to the equity owners of Pattern Development that we will not make an offer to purchase Pattern Development or substantially all of its assets. If the equity owners of Pattern Development elect not to accept our First Rights Pattern Development Offer, they may sell Pattern Development or substantially all of its assets to another third party, provided that the sale is consummated within nine months of the date of the First Rights Pattern Development Offer, at a price not less than 105% of the Pattern Development Offer Price and otherwise on terms not materially less favorable than those set forth in the First Rights Pattern Development Offer.

Shareholder Approval Rights Agreement

In connection with our initial public offering, we entered into a shareholder approval rights agreement (the “Shareholder Approval Rights Agreement”) with Pattern Development. Pursuant to the Shareholder Approval Rights Agreement, for so long as Pattern Development beneficially owned at least 33 1 / 3 % of our shares, Pattern Development’s consent was necessary for us to take certain material corporate actions, including: (i) consolidation with or merger into an unaffiliated entity; (ii) certain acquisitions of stock or assets of a third-party; (iii) adoption of a plan of liquidation, dissolution or winding up; (iv) certain dispositions of our subsidiaries’ assets; (v) the incurrence of indebtedness in excess of a specified amount; (vi) a change in the size of our board of directors (subject to certain exceptions); and (vii) issuing equity securities with preferential rights to the Class A Common Stock. Upon its sale of 5,000,000 shares of Class A Common Stock in connection with a follow-on offering consummated on February 9, 2015, Pattern Development ceased to own at least 33 1 / 3 % of our outstanding Common Stock, and the term of the Shareholder Approval Rights Agreement expired.

Non-Competition Agreement

Pursuant to a Non-Competition Agreement entered into in October 2013 between Pattern Development and us, Pattern Development has agreed that, for so long as any of our Purchase Rights are exercisable, it will not compete with us for acquisitions of power generation or transmission projects from third parties. Pattern Development will notify us of opportunities to acquire power generation or transmission projects that it wishes to pursue, and, should we be interested in acquiring all or a portion of such projects, we will have the right to direct Pattern Development to forego such opportunities and to cause employees of Pattern Development to assist us in connection with pursuing such acquisition as a result of the Management Services Agreement (as discussed below). We may also elect to collaborate with Pattern Development to jointly pursue acquisition opportunities from time to time. Riverstone is not subject to the Non-Competition Agreement.

Management Services Agreement and Shared Management

We intend to grow our assets until we have sufficient size and cash flow to undertake development activities. Until such time, we will contract for certain services pursuant to the terms of the Management Services Agreement, that we entered into in October 2013 upon the completion of our initial public offering. However, under the terms of the Management Services Agreement, upon the completion of the first 20 consecutive trading day period during which our total market capitalization is no less than $2.5 billion, the employees of Pattern Development will become our employees, as further described below.

Our project operations personnel and executive officers are solely compensated by us. These executives lead our business functions and rely on support from Pattern Development employees for certain professional, technical and administrative functions. Pattern Development employs those employees whose primary responsibilities relate to project development, construction or legal, financial or other administrative functions.

The Management Services Agreement with Pattern Development provides for us and Pattern Development to benefit, primarily on a cost-reimbursement basis, from our respective management and other professional, technical and administrative personnel, all of whom ultimately report to and are managed by our executive officers. In the event that Pattern Development is, or substantially all of its assets are, acquired by an unrelated third party, we will also have the unilateral right to terminate the Management Services Agreement.

Pursuant to the Management Services Agreement, certain of our executive officers, including our CEO, also serve as executive officers of Pattern Development and devote their time to both our company and Pattern Development as is prudent in carrying out their executive responsibilities and fiduciary duties. We refer to our employees who serve as executive officers of both our company and Pattern Development as the “shared PEG executives.” The shared PEG executives have responsibilities for both us and Pattern Development and, as a result, these individuals do not devote all of their time to our business. Under the terms of the Management Services Agreement, Pattern Development is required to reimburse us for an allocation of the compensation paid to such shared PEG executives reflecting the percentage of time spent providing services to Pattern Development.

Under this arrangement we utilize employees from several of Pattern Development’s departments, including accounting and tax, construction and engineering, corporate legal, corporate support, finance and analysis, human resources, information technology support and project development. We have agreed to make our personnel available to Pattern Development to the extent required for Pattern Development’s development and construction activities.

The Management Services Agreement entitles us to acquire from Pattern Development any assets reasonably necessary for the administration of our business, such as computer hardware, software and data back-up infrastructure, and Pattern Development will be required to reimburse us for an allocation of the costs paid by us for its share of costs going forward to the extent these assets are subsequently used in the administration of Pattern Development’s business.

Reintegration of Pattern Development Employees

Under the terms of the Management Services Agreement, upon the completion of the first 20 consecutive trading day period during which our total market capitalization is no less than $2.5 billion, the employees of Pattern Development will become our employees. For the purpose of determining the reintegration date, total market capitalization will be determined by multiplying the number of our issued and outstanding shares of Common Stock and the daily volume weighted average price of our shares of Common Stock as reported on the then primary stock exchange on which our shares of Common Stock are listed. On April 16, 2015, our market capitalization was approximately $2.1 billion. We will not be required to make any payments to Pattern Development upon the occurrence of the employee reintegration, other than the payment of any statutory severance payments that may as a result be due and payable to Canadian and Chilean employees. The employee reintegration will result in our complete internalization of the administrative, technical and other services that were initially provided to us by Pattern Development under the Management Services Agreement. The occurrence of the employee reintegration will alter neither our Purchase Rights nor the terms of the Management Services Agreement.

Upon employee reintegration, we expect that our principal focus will continue to be owning operational and under-construction power projects. However, reintegration is expected to enhance our long-term ability to independently develop projects and grow our business. Following the employee reintegration, we will continue to provide management services to Pattern Development (including services from the reintegrated departments of Pattern Development) to the extent required by Pattern Development’s remaining development activities and the consideration for such services would continue to be paid primarily on a cost reimbursement basis. We do not expect to receive any further services from Pattern Development after employee reintegration.

Registration Rights Agreement

In connection with the issuance of shares of Class A Common Stock and Class B Common Stock to Pattern Development in connection with the contribution transactions at the time of our initial public offering, we entered into a registration rights agreement with Pattern Development (“Registration Rights Agreement”) for the registration and sale of such shares of Class A Common Stock (including shares of Class A Common Stock issued upon the conversion of the shares of Class B Common Stock) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and/or the qualification for distribution of such shares of Class A Common Stock under the securities laws of the provinces and territories of Canada.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

Executive Officers

The following table provides certain information regarding our executive officers who are not also directors. All of our officers serve at the discretion of our board of directors. The ages of our executive officers set forth below are as of December 31, 2014.

Name	Age	Position(s) Held
Hunter H. Armistead	46	Executive Vice President, Business Development
Daniel M. Elkort	57	Executive Vice President and General Counsel
Michael J. Lyon	56	Chief Financial Officer
Esben W. Pedersen	42	Chief Investment Officer
Eric S. Lillybeck	61	Senior Vice President, Fiscal and Administrative Services
Dean S. Russell	64	Senior Vice President, Engineering and Construction
Christopher M. Shugart	43	Senior Vice President, Operations
Dyann S. Blaine	50	Vice President

Hunter H. Armistead

Mr. Armistead has served as our Executive Vice President, Business Development since August 2013. Prior to joining our company, Mr. Armistead served as Executive Director of Pattern Development since June 2009. Prior to joining Pattern Development, from 2000 to 2009, Mr. Armistead managed Babcock & Brown’s renewable energy group in North America, focusing on the origination, strategic evaluation and consummation of opportunities in the renewable energy sector. Prior to that, Mr. Armistead served as Director, Americas Finance at Edison Mission Energy, as senior power developer at ConocoPhillips and as industrial controls manager at Honeywell International Inc.

Daniel M. Elkort

Mr. Elkort has served as our Executive Vice President and General Counsel since August 2013, and is our Chief Compliance Officer. Prior to joining our company, Mr. Elkort served as Director of Legal Services and Co-Head of Finance of Pattern Development since June 2009. Prior to joining Pattern Development, from 1996 to 2009, Mr. Elkort was responsible for managing the various project financings of Babcock & Brown’s North American renewable energy projects and served as the senior legal officer in Babcock & Brown’s North American Infrastructure Group. Before joining Babcock & Brown, from 1985 to 1996, Mr. Elkort was employed by the San Francisco based law firm of Jackson, Tufts, Cole & Black, where he was made a partner in 1991.

Michael J. Lyon

Mr. Lyon has served as our Chief Financial Officer since October 2012. Prior to joining our company, Mr. Lyon served as Head of Structured Finance of Pattern Development since May 2010. Prior to joining Pattern Development, Mr. Lyon independently managed a portfolio of investment assets from 2003 to 2010. He was a principal of Babcock & Brown from 1989 to 2003, where he advised clients on, and structured and placed debt and equity in, the independent power industry. Prior to that, Mr. Lyon worked for Geothermal Resources International, Inc. in a variety of roles, including as assistant vice president, from 1983 to 1988. He also worked for Main Hurdman, a predecessor to KPMG LLP, from 1980 to 1983 and is a former Certified Public Accountant.

Esben W. Pedersen

Mr. Pedersen has served as our Chief Investment Officer since August 2013. Prior to joining our company, Mr. Pedersen served as Co-Head of Finance of Pattern Development since June 2009. Prior to joining Pattern Development, Mr. Pedersen was employed by Babcock & Brown from 2007 to 2009, where he focused on the origination and execution of investments in the energy sector. Prior to that, Mr. Pedersen worked at Enron and AEI as Manager and Senior Director, respectively, from 1999 to 2006, where he served in numerous corporate development and origination roles in the United States and abroad. He is a Chartered Financial Analyst.

Eric S. Lillybeck

Mr. Lillybeck has served as our Senior Vice President, Fiscal and Administrative Services since October 2012. Prior to joining our company, Mr. Lillybeck served as Director of Fiscal and Administrative Services of Pattern Development since June 2009. Prior to joining Pattern Development, Mr. Lillybeck was employed by Babcock & Brown from 2002 to 2009, where he led accounting and financial reporting for Babcock & Brown’s North American Infrastructure Group. Prior to that, Mr. Lillybeck served as Chief Financial Officer of several start-up companies and, while at Northwest Airlines, was Director of Business Planning and Development in its Asia-Pacific region and served on the board of three international joint ventures.

Dean S. Russell

Mr. Russell has served as our Senior Vice President, Engineering and Construction since August 2013. Prior to joining our company, Mr. Russell served as Director of Engineering and Construction of Pattern Development since June 2009. Prior to joining Pattern Development, Mr. Russell was employed by Babcock & Brown from 2002 to 2009, where he was responsible for managing the design and construction of Babcock & Brown’s North American wind power projects. Mr. Russell was a Director at Enron Corporation from 1998 to 2002, where he was responsible for managing design and construction contract negotiations for combined cycle combustion turbine power generating projects. Prior to that he was the Vice President of Project Operations for Riley Energy Systems from 1987 to 1990, where he managed the design, construction and operation of waste-to-energy facilities. He also worked as a private consultant in the energy industry from 1991 to 1998.

Christopher M. Shugart

Mr. Shugart has served as our Senior Vice President, Operations since August 2013. Prior to joining our company, Mr. Shugart was employed by Pattern Development beginning in 2009 where he was Director of Asset Operations and Maintenance. Prior to joining Pattern Development, Mr. Shugart was employed by Babcock & Brown from 2006 to 2009, where he focused on the development and management of transmission, wind and natural gas-fired power facilities. Prior to that, Mr. Shugart worked for Calpine Corporation as Engineer and Developer from 1998 to 2006.

Dyann S. Blaine

Ms. Blaine has served as our Vice President since August 2013, and served as Secretary from August 2013 until February 2015. Prior to joining our company Ms. Blaine served as Corporate Counsel for Pattern Development beginning in 2009. Prior to joining Pattern Development, Ms. Blaine was employed at Babcock & Brown from 1994 to 2009, where she served most recently as Assistant General Counsel, and prior to that, as Director of Tax.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This compensation discussion and analysis describes our executive compensation programs. It provides information about the goals and the key elements of the program and explains the reasons behind the executive compensation decisions of the nominating, governance and compensation committee (the “NGC Committee”).

Our focus in this compensation discussion and analysis is the fiscal 2014 compensation of the following persons who are the “named executive officers” of the Company.

Name	Title
Michael M. Garland	President and Chief Executive Officer
Michael J. Lyon	Chief Financial Officer
Hunter H. Armistead	Executive Vice President, Business Development
Daniel M. Elkort	Executive Vice President and General Counsel
Esben W. Pedersen	Chief Investment Officer

Executive Compensation Philosophy

The primary objectives of our executive compensation program are to:

•	Attract and retain talented executives capable of producing outstanding business results for the Company;

•	Motivate and reward executives to achieve short and long-term financial and operational goals that drive shareholder value creation;

•	Provide strong pay-performance linkage and a wide range of incentive compensation outcomes to ensure alignment between cost of executive compensation and the Company’s performance; and

•	Implement policies and practices that are mindful of the concerns of our shareholders and good governance practices.

Furthermore, the design of the executive compensation programs should:

•	Emphasize variable compensation over fixed compensation;

•	Reflect the entrepreneurial nature of the Company;

•	Take into account both internal and external perspectives of pay and performance; and

•	Incorporate quantitative pay determination aspects but also provide limited room for judgment by the NGC Committee.

Fiscal 2014 Business Performance Highlights

The following are highlights of the Company’s performance for fiscal 2014. The comparisons made are between fiscal 2014 and fiscal 2013 results.

•	Cash available for distribution was $62.1 million, up 46%;

•	Adjusted EBITDA was $198.1 million, up 40%;

•	Proportional GWh sold was 2,915 GWh, up 65%;

•	Revenue was $265.5 million, up 32%;

•	The Company paid aggregate dividends in 2014 of $1.2975 per share of Class A Common Stock to persons who were holders of record during 2014;

•	The Company expanded its portfolio to 1,636 MW in owned capacity and 12 wind projects at the end of fiscal 2014, compared to 1,255 MW in owned capacity and 10 wind projects at the end of fiscal 2013; and

•	In fiscal 2014, the Company added four new projects to the identified right of first offer list for a total of 433 MW of additional owned capacity.

A reconciliation of GAAP to non-GAAP financial measures is provided in Exhibit A to this Proxy Statement.

Fiscal 2014 Executive Compensation Highlights

To further our goal of linking pay and performance, here are highlights of the changes made to our executive compensation program for fiscal 2014:

•	Changes to Our Peer Group. The NGC Committee reviewed the executive compensation peer group and the criteria used for selecting the peer companies. Based on this review the NGC Committee revised the peer company selection criteria to better reflect the current size and structure of the Company and the market within which the Company competes for senior executive talent. The selection criteria and the resulting fiscal 2014 peer group are described in more detail below under “Process for Determination of Executive Compensation – Use of Peer Group.”

•	Changes to Our Incentive Compensation Programs. The NGC Committee introduced a formulaic approach to determining appropriate ranges for cash and equity incentive awards for named executive officers based on Company performance against financial and operational goals established for the fiscal year. The NGC Committee then assesses Company performance relative to peers and named executive officer performance to determine individual cash and equity incentive grants. The incentive compensation programs and their application to fiscal 2014 performance are described in more detail below under “Elements of Compensation.”

•	Introduction of Performance Contingent Equity Vesting. The NGC Committee determined that, starting with equity awards granted in early 2015, half of the annual equity incentive award, as determined under the revised incentive compensation program described above, will vest at the end of three years contingent on the Company’s Total Shareholder Return performance relative to the peer group. Equity award grants and associated vesting criteria are described in more detail below under “Allocation of Fiscal 2014 Total Incentive Compensation between Annual and Long-Term Incentive Awards” and “2015 Long-Term Incentive Award Grants Based on Fiscal 2014 Performance.”

Key Compensation and Governance Policies

The Committee continually reviews the Company’s executive compensation program to maintain compensation and governance practices that are in the best interests of our shareholders.

What we do:

•	We tie pay to performance, such as through the introduction of performance contingent equity vesting described above;

•	We maintain an executive common stock ownership policy; and

•	In the event of a change in control, our equity incentive plan provides for accelerated vesting of equity awards only in the event the successor corporation fails to assume or substitute for an award upon the change in control.

What we don’t do:

•	We do not permit the repricing of stock options without shareholder approval;

•	We do not provide perquisites or supplemental retirement plans to our named executive officers;

•	We do not permit hedging or pledging in Company stock;

•	We do not provide single-trigger change of control provisions in our employment agreements with our named executive officers; and

•	We do not provide excise tax gross up payments in our employment agreements or equity plan.

Process for Determination of Executive Compensation

Use of Peer Group

The NGC Committee will regularly review the Company’s executive compensation program against the programs of peer group companies. The Company seeks to confirm that each of its compensation elements, its compensation structure, and the compensation opportunities provided under the program, are appropriate for the Company in light of its business stage, culture, performance and strategy. The NGC Committee specifically uses peer group compensation benchmark data in assessing the reasonableness of base salaries and in determining target total direct compensation opportunities for each named executive officer. See the description in “Base Salary” and “Incentive Compensation” below for more details.

Peer group companies are selected using the following criteria:

•	Market. Publicly traded on a major US or Canadian exchange;

•	Industry. Power producers and/or energy industry companies;

•	Size. Revenue and market capitalization generally ranging between one-third and three times Pattern Energy (companies outside the range may be included if they are particularly strong comparators based on the other criteria); and

•	Business model. High dividend yield companies, master limited partnership and yieldco companies where possible.

The NGC Committee acted on the recommendation of Mercer Consulting (US) Inc. (“Mercer”), as independent advisors, and the Company’s management to revise the Company’s peer group for fiscal 2014 to consist of the following twelve companies:

Algonquin Power & Utilities Corp	Innergex Renewables Energy Inc.
Atlantic Power Corp	Legacy Reserves LP
Boralex Inc	Natural Resource Partners LP
BreitBurn Energy Partners LP	Niska Gas Storage Partners LLC
Capital Power Corp	Northland Power Inc.
Capstone Infrastructure Corp	Vanguard Natural Resources LLC

The NGC Committee will regularly revisit the composition of the peer group to ensure that the Company’s performance and executive compensation program are measured against those of appropriate peer companies.

Following the NGC Committee’s approval of the fiscal 2014 peer group, Mercer conducted an executive compensation assessment in July 2014, at the direction of the NGC Committee, to assist with executive compensation decisions.

Role of the NGC Committee, Management, and our Compensation Advisors

The process of our NGC Committee in determining executive compensation, and the role of the chief executive officer, in such process is described above under “Board of Directors and Corporate Governance – Corporate Governance and Board Matters – Information Regarding the Board of Directors and Its Committees – Nominating Governance and Compensation Committee.”

During fiscal 2014, to assist with the process of determining executive compensation, the NGC Committee engaged the services of both Frederic W. Cook & Co. (“Cook & Co.”) and Mercer, as independent advisors.

Mercer was engaged by the NGC Committee to collaborate with management and provide specific recommendations to the NGC Committee regarding the executive compensation peer group and the incentive compensation program design, and to provide the NGC Committee with peer group compensation benchmark data for consideration in determination of fiscal 2014 executive compensation.

In February 2015, Cook & Co. was engaged by the NGC Committee to provide a second review and serve as an objective, third party counsel on the reasonableness of amount and form of executive compensation levels and compensation program structure. Prior to such engagement, Cook & Co. had not previously provided consulting services for the Company.

The NGC Committee considered whether any conflicts of interest were created by its retention of either Mercer or Cook & Co. taking into account various factors, and concluded that no conflicts of interest existed with respect to either Mercer or Cook & Co.

Elements of Compensation

The table below identifies the principal elements of our fiscal 2014 executive compensation program, and the subsequent narrative provides a fuller description of each element.

Compensation Element		Form of Compensation	Brief Description
Base Salary		Cash	Minimum guaranteed compensation to reward individual performance and contributions

Incentive Compensation	Annual incentive compensation	Cash	Ensure that named executive officer total compensation reflects Company performance, is appropriately positioned relative to peers and supports the entrepreneurial nature of the Company	Incentivize and reward company and individual performance goals
	Long-term incentive compensation	Equity

Promote long-term company performance and stock ownership to align executive interests with shareholders
Restricted stock awards with 3-year vesting

•    50% service based vesting

•    50% based on relative total shareholder return

Retirement Benefits		401(k) plan	Eligibility to participate in and receive Company contributions to our 401(k) plan (available to all employees)

Base Salary

The Company provides base salaries as a guaranteed minimum amount of compensation in consideration of day-to-day performance. Base salaries are designed to reward individual performance and contributions consistent with an executive officer’s position and responsibilities. The NGC Committee annually reviews the base salaries of the named executive officers, and may adjust base salaries, typically at the beginning of a fiscal year, based upon consideration of:

•	The executive’s current salary;

•	The executive’s performance and contributions during the past fiscal year;

•	The executive’s qualifications and responsibilities;

•	The executive’s tenure with the Company and the position held by the executive;

•	The Company-wide cost-of-living and merit pool increase in the base salaries for all employees;

•	Competitive salary considerations relative to similar positions at other companies competing for talent in the Company’s employment market, including the Company’s peer group companies; and

•	The recommendation of the chief executive officer, in the case of all named executive officers other than himself.

Based on consideration of these factors, and consistent with the overall cost-of-living and merit increase budget of the Company, the NGC Committee approved a 2.5% increase in base salary for each named executive officers in fiscal 2014:

Named Executive Officer	Fiscal 2013 Base Salary	Fiscal 2014 Base Salary
Michael M. Garland	$400,000	$410,000
Michael J. Lyon	$230,625	$236,391
Hunter H. Armistead	$325,000	$333,125
Daniel M. Elkort	$290,000	$297,250
Esben W. Pedersen	$231,275	$237,057

In alignment with the compensation philosophy and the Company’s emphasis on the link between pay and performance, base salaries are a less significant percentage of total direct compensation compared to the Company’s variable performance-based compensation. Mercer’s executive compensation assessment conducted in 2014 confirmed that the named executive officer base salaries are all below median of the peer group.

Incentive Compensation

The NGC Committee made changes to the Company’s cash and equity based incentive programs to better align named executive officer compensation with the compensation philosophy and with the Company’s performance which were also utilized when determining payouts for 2014.

Overview of the Incentive Compensation Plan Design and Award Determination Process

Under the new design, cash and equity award levels are determined as follows:

•	Step 1. At the start of the fiscal year the NGC Committee determines a target total direct compensation (“TDC”) value for each named executive officer taking into account the Company compensation philosophy and peer group compensation data. The NGC Committee also sets incentive plan goals or key performance indicators (“KPIs”) against which performance will be measured at the end of the fiscal year. KPIs may incorporate Company financial and operational performance goals and individual performance goals;

•	Step 2. At the end of the fiscal year, the Company’s performance is assessed against the KPIs to formulaically calculate a performance multiple range to be applied to each named executive officer’s target TDC;

•	Step 3. The NGC Committee uses its discretion to set actual TDC values within calculated TDC ranges from Step 2 taking into account factors such as individual performance, the Company’s total shareholder return (“TSR”) performance relative to the peer group, and for the named executive officers other than the CEO, recommendations from the CEO. If the Company’s performance is below threshold and the Company’s relative TSR is less than all of the peer group companies, there is no funding of incentive compensation;

•	Step 4. Base salary is subtracted from each named executive’s officers TDC as determined above to determine total incentive compensation award values; and

•	Step 5. Total incentive compensation award values are allocated between annual cash incentives (paid in the first quarter following fiscal year end) and long-term incentives (granted in the first quarter following fiscal year end). Allocations are determined using a sliding scale within a pre-determined range, with the weighting of equity increasing as actual TDC increases relative to target TDC. The NGC Committee has the discretion to determine the types of long-term incentive awards that will be granted each year and the vesting conditions for each award.

Fiscal 2014 Target TDC and TDC Ranges by Named Executive Officer

For fiscal 2014 the NGC Committee reviewed peer group compensation data as provided by Mercer and approved the following TDC ranges and incentive compensation allocation ranges for the named executive officers:

Named Executive Officer	Fiscal 2014 Target TDC	TDC Ranges Based on Performance Expressed as a Multiple of Target TDC(1)			Incentive Compensation Allocation Ranges Expressed as a Percent of Total Incentive Compensation
		Performance Below Par	Performance At Par	Performance Above Par	Annual Cash Incentive Weighting	Long-Term Incentive Weighting
Michael M. Garland	$1,845,000	0.44x – 0.67x	0.89x – 1.11x	1.33x – 3.33x	20% – 40%	60% – 80%
Michael J. Lyon	$767,000	0.38x – 0.69x	0.85x – 1.15x	1.31x – 3.0x	30% – 50%	50% – 70%
Hunter H. Armistead	$1,249,000	0.47x – 0.73x	0.87x – 1.13x	1.27x – 2.73x	30% – 50%	50% – 70%
Daniel M. Elkort	$965,000	0.38x – 0.69x	0.85x – 1.15x	1.31x – 3.0x	30% – 50%	50% – 70%
Esben W. Pedersen	$770,000	0.38x – 0.69x	0.85x – 1.15x	1.31x – 3.0x	30% – 50%	50% – 70%

(1)	For lowest performance and lowest TSR, the lowest level of TDC for each of the named executive officers would equal their base salary, implying the potential of zero additional payouts over base salary.

The fiscal 2014 ranges are designed to position named executive officer target TDC competitively relative to peer group median data, but to allow for variation in competitive positioning by individual.

Fiscal 2014 Incentive Compensation Plan KPIs

For fiscal 2014, the NGC Committee approved KPIs related to the following Company and individual performance metrics:

Key Performance Indicator	Definition	Rationale For Inclusion
Cash Available for Distribution (“CAFD”) Growth	2014 cash available for distribution(1)(2)	CAFD growth is the Company’s principal financial target

Return on Equity Employed	2014 cash available for distribution divided by total equity before noncontrolling interest as of the beginning of the year	Return on equity employed provides an indication of management’s effectiveness in deploying capital

Other Corporate Growth	Megawatts (“MWs”) added in new construction or new PPAs	Other corporate growth provides the foundation for achieving future growth

Safety	OSHA Total Recordable Incident Rate (“TRIR”)	Safety for the Company’s workforce is a top priority

Individual Performance Rating	Performance rating	Meeting organizational objectives requires outstanding performance by individuals

(1)	The Company defines cash available for distribution as net cash provided by operating activities as adjusted for certain other cash flow items that it associates with its operations. It is a non-U.S. GAAP measure of the Company’s ability to generate cash to service our dividends. Cash available for distribution represents cash provided by operating activities as adjusted to (i) add or subtract changes in operating assets and liabilities, (ii) subtract net deposits into restricted cash accounts, which are required pursuant to the cash reserve requirements of financing agreements, to the extent they are paid from operating cash flows during a period, (iii) subtract cash distributions paid to noncontrolling interests (iv) subtract scheduled project-level debt repayments in accordance with the related loan amortization schedule, to the extent they are paid from operating cash flows during a period, (v) subtract non-expansionary capital expenditures, to the extent they are paid from operating cash flows during a period, (vi) add cash distributions received from unconsolidated investments, to the extent such distributions were derived from operating cash flows and (vii) add or subtract other items as necessary to present the cash flows the Company deems representative of its core business operations.

The most directly comparable U.S. GAAP measure to both cash available for distribution before principal payments and cash available for distribution is net cash provided by (used in) operating activities.

(2)	The Company’s KPI for CAFD growth will in the future be determined by reference to its compound annual growth rate for cash available for distribution per share for the three years following 2014. Because fiscal 2014 was the Company’s first full year of operations as a public company, the KPI for CAFD growth for 2014 was established by reference to the Company’s forecast for cash available for distribution as set forth in the prospectus for the Company’s initial public offering in October 2013.

The following table shows the weighting and performance targets for each fiscal 2014 KPI:

Key Performance Indicator	Weight	Level of Performance
		Below Threshold	Below Par	Par	Above Par
CAFD Growth	25%	<70% of $55.4 million	<90% of $55.4 million	Within +/- 10% of $55.4 million	>110% of $55.4 million
Return on Equity Employed	20%	0%	<12%	12-15%	>15%
Other Corporate Growth – MWs added	30%	0	<150 owned MW	150-200 owned MW	>200 owned MW
Safety (TRIR)	5%	>4.0	> 3.0 (TRIR) and CEO judgment	2-3 (TRIR) and CEO judgment	< 2.0 (TRIR) and CEO judgment
Individual Performance Ratings	20%	<1	1-2.4	2.5-3.4	3.5-5

The new plan design was developed during fiscal 2014, and performance goals were established and reviewed by the NGC Committee and board during the year at a time when performance relative to those goals remained substantially uncertain. However, due to the timing of the development of the plan design, the performance criteria were not communicated to participants at the onset of the performance period and therefore cash payments made in connection with measurement of performance against these goals are recorded as bonus payments instead of payments pursuant to a plan award.

Determination of Total Incentive Compensation Based on Fiscal 2014 Performance

The following table summarizes the achievement of fiscal 2014 KPIs:

Key Performance Indicator	Weight	Performance Achievement	Performance Relative to Par
CAFD Growth	25%	$62.1 million(1)	At par
Return on Equity Employed	20%	13%	At par
Other Corporate Growth – MWs added	30%	340 owned MW	Above par
Safety (TRIR)	5%	3.56	Below par
Individual Performance Ratings	20%	Varies by NEO In range 2.4 – 3.5	At par for each NEO

(1)	Although the performance achievement for CAFD growth exceeded the “at par” performance indicator by $1.2 million, management proposed, and the NGC Committee approved, designation as an “at par” performance level.

Based on the achievement of the KPIs, the Company’s relative TSR performance as measured since the time of the initial public offering which resulted in a ranking of fifth out of thirteen companies (twelve peers plus the Company), individual performance and, for named executives officers other than the chief executive officer, recommendations from the chief executive officer, the NGC Committee approved the following total incentive compensation values for the named executive officers:

Named Executive Officer	Fiscal 2014 Base Salary	Fiscal 2014 Target TDC	Performance Weighted TDC Range (multiple of Target TDC)	NGC Committee Approved Actual TDC and Total Incentive Compensation
				TDC Multiple of Target(1)	TDC Value	Total Incentive Compensation
Michael M. Garland	$410,000	$1,845,000	1.00x – 1.76x	1.50x	$2,774,000	$2,364,000
Michael J. Lyon	$236,391	$767,000	0.96x – 1.68x	1.44x	$1,107,000	$871,000
Hunter H. Armistead	$333,125	$1,249,000	0.97x – 1.59x	1.38x	$1,729,000	$1,396,000
Daniel M. Elkort	$297,250	$965,000	0.96x – 1.68x	1.32x	$1,277,000	$980,000
Esben W. Pedersen	$237,057	$770,000	0.96x – 1.68x	1.44x	$1,112,000	$875,000

(1)	The TDC multiples of target for all named executive officers, including for the CEO, resulted from application of the same formula to each officer. See table above under “– Fiscal 2014 Target TDC and TDC Ranges by Named Executive Officer,” and note the starting range for multiples of the CEO are higher.

Allocation of Fiscal 2014 Total Incentive Compensation between Annual and Long-Term Incentive Awards

The NGC Committee allocated 25% of the chief executive officer’s total incentive compensation and 35% of other named executive officers’ total incentive compensation to the annual cash incentive and the balance to long-term incentive awards as follows:

Named Executive Officer	Total Incentive Award Value	Annual Cash Incentive Award		Long-Term Incentive Award(1)
		% Allocation	$ Value	% Allocation	$ Value
Michael M. Garland	$2,364,333	25%	$591,000	75%	$1,773,000
Michael J. Lyon	$871,000	35%	$305,000	65%	$566,000
Hunter H. Armistead	$1,396,000	35%	$489,000	65%	$907,000
Daniel M. Elkort	$980,000	35%	$343,000	65%	$637,000
Esben W. Pedersen	$875,000	35%	$306,000	65%	$569,000

(1)	The long-term incentive award was made in the form of service-based and performance-based restricted stock awards. Half of the award will vest ratably based on continued service over a three-year period and half will vest at the end of three years based on relative TSR measured against the peer group. See “– Long-Term Incentive Award Grants Based on Fiscal 2014 Performance.”

2015 Long-Term Incentive Award Grants Based on Fiscal 2014 Performance

As indicated in the footnote above, the long-term incentive award was made in the form of service-based and performance-based restricted stock awards. Half of the award will vest ratably based on continued service over a three-year period and half will vest at the end of three years based on relative TSR measured against the peer group. Relative TSR was chosen as the long-term performance metric to provide additional alignment between shareholder interests and named executive officer compensation. Performance-based restricted stock awards will be earned as follows:

Relative TSR Performance vs Peer Group	Shares Vesting as % of Target Number of Shares Granted
Below 25th percentile	None
25th percentile	50%
50th percentile	100%
75th percentile or above	150%
Interpolation on a straight line method if between percentiles Relative TSR is calculated over three years

The restricted stock awards were granted on April 10, 2015 and will be disclosed in the summary compensation table for 2015.

Equity Grants in Fiscal 2014

Equity grants made in fiscal 2014 were approved by the NGC Committee based on an approach to incentive compensation that, among other factors, (i) relied heavily on prior years’ compensation for the named executive officers, (ii) considered the age of the Company as a new public company, and (iii) used peer companies as a check on final compensation amounts. Equity grants awarded in 2014 were not based specifically on management KPIs for 2013 but instead based on the NGC Committee’s evaluation of key 2013 accomplishments in the context of the Company’s overall business plan together with its view of appropriate incentives needed for the executive team. Factors considered for the amount of such equity grants included (i) the success of the Company’s initial public offering, (ii) the ability to secure analyst reports, (iii) the ability to complete drop down acquisitions for growth, (iii) the ability to advance ROFO projects, (iv) the ability to fill key staffing positions, (v) the ability to complete procedures associated with being a public company, (v) the ability to address operational issues, (vi) cash available for distribution performance, and (vii) measurement of overhead costs. As a result of its review of market practice and appropriate incentives, the equity granted in March 2014 consisted of restricted stock awards, with a combination of awards with 3-year vesting, 6-month vesting, or performance conditions related to fiscal 2014 cash available for distribution.

Retirement Benefits

The Company sponsors a 401(k) plan for all of its employees in which the named executive officers participate.

Perquisites

The Company does not provide perquisites to its named executive officers. However, for 2013 and 2014, the Company made certain tax gross up payments to each of Mssrs. Lyon and Pedersen for tax consequences borne by each in connection with divestiture of certain interests in Pattern Development held by each at the time of the initial public offering. These were one-time payments specific to that transaction.

Employment Agreements

In anticipation of our October 2013 initial public offering, our board of directors approved new employment agreements for our named executive officers, which are described below under “Executive Compensation – Employment and Severance Agreements.” These include severance payments upon a termination by us without cause, by the named executive officer for good reason, or due to a non-extension of the agreement at our election.

We do not provide excise tax gross-ups or enhanced severance for terminations in connection with a change in control.

Key Executive Compensation and Governance Policies and Practices

The NGC Committee continually reviews the Company’s executive compensation program to maintain compensation and governance practices that are in the best interests of our shareholders. The following are compensation and governance policies and practices that have been implemented for the Company’s named executive officers.

Executive Common Stock Ownership Policy

Because we believe that certain executives should own and hold equity interests in the Company to further align their interests and actions with the interests of our stockholders, management has adopted a policy regarding minimum executive ownership of the Company’s shares.

Under the policy, the chief executive officer will have a target common stock holding of 5x base salary; the executive vice presidents, chief financial officer, and chief investment officer will have a target holding of 3x base salary; and senior vice presidents will have a target holding of 2x base salary. Each target is expected to be attained within 5 years of initial employment by the Company or promotion to the referenced executive position through retention of stock awards received under the Company’s 2013 Equity Incentive Award Plan (the “Equity Plan”). The nominating, governance and compensation committee will evaluate the chief executive officer’s compliance with the target and the chief executive officer will evaluate the other officers’ compliance with their targets, including both periodic assessment of progress toward the targets and consideration of hardship requests for full or partial waiver of individual targets. For purposes of the policy, holdings include (i) stock beneficially owned in a trust, by a spouse, and/or minor children and (ii) restricted stock awards and restricted stock units (both vested and unvested), but do not include stock options, whether vested or unvested.

Anti-Hedging and Anti-Pledging Policies

The Company’s statement of policy concerning insider trading prohibits officers and directors from pledging Company securities as security for financial indebtedness or otherwise. In addition, under the policy, the Company prohibits directors, officers, all other employees of the Company and Pattern Development, as well as partnerships, trusts, corporations, investment accounts and similar entities over which any of the foregoing individuals exercise control or direction (together, “Company Personnel”), from entering into a hedging transaction that has the effect of reducing or eliminating the investment risks associated with any Company stock owned by such person. The prohibition applies whether the stock has been acquired from the Company pursuant to an employee benefit plan, or has been purchased by the holder in the market.

The Company also prohibits Company Personnel from purchasing Company securities on margin or holding Company securities in a margin account, as well as trading in options on the Company’s stock.

Deductibility of Executive Compensation

Internal Revenue Code Section 162(m) generally prevents any public company from claiming a deduction for compensation in excess of $1 million for certain executive officers (namely, the chief executive officer and the three most highly compensated officers other than the chief executive officer and the chief financial officer), unless the compensation is “performance based” as defined under Section 162(m). As a newly public company, we are currently eligible for transition relief.

Equity Grant Practices

The Company generally grants equity incentives once a year in the first quarter after the completion of its audit for the preceding fiscal year. With approval from the NGC Committee, the Company may grant equity incentives in connection with hiring a key employee.

Report of the Nominating, Governance and Compensation Committee of the Board of Directors(1)

The nominating, governance, and compensation committee of the board of directors furnishes the following report to the stockholders of the Company in accordance with applicable SEC rules.

The nominating, governance, and compensation committee reviewed and discussed the Compensation Discussion and Analysis set forth above with the Company’s management. Based on that review and discussion, the nominating, governance, and compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Dated April 28, 2015

Respectfully submitted by:

Patricia Bellinger, Chairperson

Alan Batkin

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Pattern Energy Group Inc. under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION

The following table provides information concerning compensation of our principal executive officer, principal financial officer and our other three most highly paid executive officers, referred to as named executive officers, for the fiscal years ended December 31, 2014, 2013 and 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)		Total
Michael M. Garland,	2014	410,000	591,000		1,331,903	—	37,625	(5)	2,370,528
President and Chief Executive Officer	2013	400,000	410,000	(3)	737,339	720,000	17,673	(6)	2,285,012
	2012	302,500	650,000		—	—	12,500	(6)	965,000

Michael J. Lyon,	2014	236,391	305,000		466,186	—	67,545	(7)	1,075,122
Chief Financial Officer	2013	230,625	55,000		153,610	150,000	186,702	(8)	775,937
	2012	225,000	225,000		—	—	11,250	(6)	461,250

Hunter H. Armistead,	2014	333,125	489,000		763,868	—	25,100	(9)	1,611,093
Executive Vice President, Business Development	2013	325,000	173,000	(4)	256,031	250,000	16,250	(6)	1,020,281
	2012	281,500	650,000		—	—	12,500	(6)	944,000

Daniel M. Elkort,	2014	297,250	343,000		584,659	—	22,370	(10)	1,247,279
Executive Vice President and General Counsel	2013	290,000	70,000		204,820	199,998	14,500	(6)	779,318
	2012	281,500	650,000		—	—	12,500	(6)	944,000

Esben W. Pedersen,	2014	237,057	306,000		248,757	—	216,655	(11)	1,008,469
Chief Investment Officer	2013	231,275	277,000		153,610	150,000	405,199	(12)	1,217,084
	2012	225,634	275,000		—	—	11,282	(6)	511,916

(1)	This column represents the grant date fair value for stock awards granted to the officer in 2014 and 2013, computed in accordance with FASB ASC Topic No. 718. For additional information, refer to the notes to our consolidated financial statements in our Annual Report on Form 10-K for the years ended December 31, 2014 and 2013, for a discussion of our assumptions in determining the grant date fair values of equity awards.
(2)	This column represents the grant date fair value for option awards granted to the officer in 2014 and 2013, computed in accordance with FASB ASC Topic No. 718. For additional information, refer to the notes to our consolidated financial statements in our Annual Report on Form 10-K for the years ended December 31, 2014 and 2013, for a discussion of our assumptions in determining the grant date fair values of equity awards.
(3)	Amount reflects a bonus payment of $160,000 for services provided in 2013 and a $250,000 cash bonus payment approved in 2012, payable upon consummation of a successful equity raising or restructuring transaction, which was paid in 2013 as a result of our successful completion of an equity financing through our initial public offering.
(4)	Amount reflects a bonus payment of $98,000 for services provided in 2013 and a $75,000 cash bonus payment approved in 2012, payable upon consummation of a successful equity raising or restructuring transaction, which was paid in 2013 as a result of our successful completion of an equity financing through our initial public offering.
(5)	Amount reflects payments of $13,000 in 401(k) contributions made on behalf of Mr. Garland and $24,625 in dividend payments related to restricted stock awards that vested during the year.
(6)	Amount reflects payments for 401(k) contributions made on behalf of the named executive officer.
(7)	Amount reflects payments of $11,820 in 401(k) contributions made on behalf of Mr. Lyon, $7,354 in dividend payments related to restricted stock awards that vested during the year and $48,371 paid by Pattern Development to Mr. Lyon related to a tax obligation resulting from the exchange of Pattern Development units for Company stock in connection with our initial public offering.

(8)	Amount reflects payments of $11,531 in 401(k) contributions made on behalf of Mr. Lyon, $17,740 in accrued vacation payouts and $157,431 paid by Pattern Development to Mr. Lyon related to a tax obligation resulting from the exchange of Pattern Development units for Company stock in connection with our initial public offering.
(9)	Amount reflects payments of $13,000 in 401(k) contributions made on behalf of Mr. Armistead and $12,100 in dividend payments related to restricted stock awards that vested during the year.
(10)	Amount reflects payments of $13,000 in 401(k) contributions made on behalf of Mr. Elkort and $9,370 in dividend payments related to restricted stock awards that vested during the year.
(11)	Amount reflects payments of $11,853 in 401(k) contributions made on behalf of Mr. Pedersen, payments of $4,802 in dividend payments related to restricted stock awards that vested during the year and $200,000 paid by Pattern Development to Mr. Pedersen related to a tax obligation resulting from the exchange of Pattern Development units for Company stock in connection with our initial public offering.
(12)	Amount reflects payments of $11,563 in 401(k) contributions made on behalf of Mr. Pedersen, $17,790 in accrued vacation payouts and $375,846 paid by Pattern Development to Mr. Pedersen related to a tax obligation resulting from the exchange of Pattern Development units for Company stock in connection with our initial public offering.

Grants of Plan-Based Awards

The following table provides information on all plan-based awards granted to the named executive officers during the fiscal year ended December 31, 2014.

			Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Award Type	Target (#)(1)
Michael M. Garland	3/24/2014	Time-based RSAs			26,087	(3)	705,132
	3/24/2014	Time-based RSAs			11,594	(4)	313,386
	3/24/2014	Performance-based RSAs	11,594	(5)			313,386

Michael J. Lyon	3/24/2014	Time-based RSAs			9,203	(3)	248,757
	3/24/2014	Time-based RSAs			4,022	(4)	108,715
	3/24/2014	Performance-based RSAs	4,022	(5)			108,715

Hunter H. Armistead	3/24/2014	Time-based RSAs			14,130	(3)	381,934
	3/24/2014	Time-based RSAs			7,065	(4)	190,967
	3/24/2014	Performance-based RSAs	7,065	(5)			190,967

Daniel M. Elkort	3/24/2014	Time-based RSAs			11,558	(3)	312,413
	3/24/2014	Time-based RSAs			5,036	(4)	136,123
	3/24/2014	Performance-based RSAs	5,036	(5)			136,123

Esben W. Pedersen	3/24/2014	Time-based RSAs			9,203	(3)	248,757

(1)	This column represents the target potential number of RSAs that will vest based upon the achievement of certain pre-determined performance conditions.
(2)	This column represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of restricted stock awards and stock options granted to the named executive officers. The grant date fair value represents the amount that we would expense in our financial statements over the award’s service period.
(3)	Represents time-vested RSAs granted to the named executive officers on March 24, 2014. One-third of the RSAs granted on March 24, 2014 vested in December 2014, with the remaining RSAs vesting in two successive approximately equal annual instalments through December 2016.
(4)	Represents time-vested RSAs granted to the named executive officers on March 24, 2014. These RSAs vested in full on July 1, 2014.

(5)	Represents performance-based RSAs granted on March 24, 2014 to the named executive officers. Please refer to the Compensation Discussion and Analysis section of this Proxy Statement for a description of these awards. The performance condition was met and these RSAs vested in full on March 2, 2015.

Option Exercises and Stock Vested in Fiscal Year 2014

The following table provides information on stock option exercises and vesting of restricted stock awards during the fiscal year ended December 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael M. Garland	—	—	31,197	910,674
Michael J. Lyon	—	—	9,357	273,360
Hunter H. Armistead	—	—	15,555	457,794
Daniel M. Elkort	4,331	31,437	11,912	347,885
Esben W. Pedersen	—	—	5,335	140,192

(1)	The value realized on the exercise of the options represents the difference between the fair value of our common stock on the date of exercise and the option exercise price, multiplied by the number of shares for which the option was exercised.
(2)	The value realized on the vesting of restricted stock awards represents the fair value of our common stock on the vesting date, multiplied by the number of shares that vested.

Outstanding Equity Awards at Fiscal Year 2014

The following table provides information on all outstanding equity awards held by the named executive officers as of December 31, 2014.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Unvested Stock Awards		Market Value of Unvested Stock Awards($)(5)
Michael M. Garland	72,915	102,097	22.00	9/25/2023
					17,392	(2)	428,887
					11,594	(3)	285,908
					19,092	(4)	470,809

Michael J. Lyon	15,180	21,281	22.00	9/25/2023
					6,136	(2)	151,314
					4,022	(3)	99,183
					3,983	(4)	98,221

Hunter H. Armistead	25,320	35,448	22.00	9/25/2023
					9,420	(2)	232,297
					7,065	(3)	174,223
					6,639	(4)	163,718

Daniel M. Elkort	15,919	28,364	22.00	9/25/2023
					7,706	(2)	190,030
					5,036	(3)	124,188
					5,311	(4)	130,969

Esben W. Pedersen	15,180	21,281	22.00	9/25/2023
					6,136	(2)	151,314
					3,983	(3)	98,221

(1)	The securities underlying the unexercised options vest in monthly instalments through September 30, 2016.
(2)	The RSAs were granted on March 24, 2014. One-third of the RSAs vested in December 2014. Subject to certain restrictions, the remaining shares will vest in two approximately equal instalments in December 2015 and 2016.
(3)	The RSAs were granted on March 24, 2014 and were subject to performance-based conditions. Please refer to the Compensation Discussion and Analysis section of this Proxy Statement for a description of these awards. The performance condition was met and these RSAs vested in full on March 2, 2015.
(4)	The RSAs were granted on October 9, 2013. Subject to certain restrictions, these shares will vest in 36 monthly installments through September 30, 2016.
(5)	Market value is based on the fair value of our common stock of $24.66 on December 31, 2014, as reported on the NASDAQ Global Market.

Potential Payments upon Termination and Change in Control

As described below under “– Employment and Severance Agreements,” the employment agreements of our named executive officers provide for a cash severance payment and continuation of medical and insurance benefits upon termination without cause, termination by the named executive officer for good reason, or termination due to non-extension of the agreement at our election. The employment agreements do not provide for additional severance payments, medical or insurance benefits or any other perquisites if their employment termination occurs following a change in control.

Our Equity Plan does not provide for accelerated vesting unless a successor corporation in a change in control fails to assume or substitute for an award upon a change in control, in which case such award shall become fully vested and, if applicable, exercisable and all forfeiture restrictions on such award shall lapse immediately prior to the consummation of such change in control.

The following table provides information regarding potential payments to each of our named executive officers in connection with certain termination events, including termination related to a change of control of the Company, as of December 31, 2014.

	Acceleration of Vesting If Awards Not Assumed
Name	Stock Options ($)(1)	Restricted Stock ($)(2)	Severance Payment ($)	Continuation of Benefits ($)	Total ($)
Michael M. Garland, President and Chief Executive Officer
Termination without cause	—	—	2,549,400	21,120	2,570,520
Termination with good reason	—	—	2,549,400	21,120	2,570,520
Termination due to non-extension of employment term	—	—	1,274,700	10,560	1,285,260
Change in Control vesting of awards not assumed	465,532	1,185,603	—	—	1,651,135

Michael J. Lyon, Chief Financial Officer
Termination without cause	—	—	560,391	30,752	591,143
Termination with good reason	—	—	560,391	30,752	591,143
Termination due to non-extension of employment term	—	—	280,196	15,376	295,572
Change in Control vesting of awards not assumed	96,986	348,717	—	—	445,703

Hunter H. Armistead, Executive Vice President, Business Development
Termination without cause	—	—	928,925	30,752	959,677
Termination with good reason	—	—	928,925	30,752	959,677
Termination due to non-extension of employment term	—	—	464,463	15,376	479,839
Change in Control vesting of awards not assumed	161,643	570,238	—	—	731,881

Daniel M. Elkort, Executive Vice President and General Counsel
Termination without cause	—	—	668,950	30,752	699,702
Termination with good reason	—	—	668,950	30,752	699,702
Termination due to non-extension of employment term	—	—	334,475	15,376	349,851
Change in Control vesting of awards not assumed	117,793	445,187	—	—	562,980

Esben W. Pedersen, Chief Investment Officer
Termination without cause	—	—	761,757	30,752	792,509
Termination with good reason	—	—	761,757	30,752	792,509
Termination due to non-extension of employment term	—	—	380,879	15,376	396,255
Change in Control vesting of awards not assumed	96,986	249,535	—	—	346,521

(1)	Amount represents the intrinsic value of the acceleration of vesting of stock options under our Equity Plan. Stock options that become vested are valued based on the fair value of our common stock of $24.66 on December 31, 2014, less the exercise price on the date of grant. The number of outstanding stock options subject to such acceleration can be found in the columns titled “Number of Securities Underlying Unexercised Options – Exercisable” and “Number of Securities Underlying Unexercised Options – Unexercisable” in the Outstanding Equity Awards table.

(2)	Amount represents the intrinsic value of the acceleration of vesting of restricted stock under our Equity Plan. Restricted stock that become vested are valued based on the fair value of our common stock of $24.66 on December 31, 2014. The number of unvested restricted stock can be found in the column titled “Number of Unvested Stock Awards” in the Outstanding Equity Awards table.

Employment and Severance Agreements

In anticipation of completion of our initial public offering, our board of directors (as in place prior to our initial public offering, which board of directors was comprised of Mr. Garland and Mr. Hoffman) approved new employment agreements for our named executive officers, which became effective at the time of our initial public offering in October 2013 and superseded earlier agreements between Pattern Development and each officer.

The agreements provide for an initial term of employment of one year and automatically renew for successive one-year periods unless either party provides a notice of non-renewal not less than 60 days prior to the next renewal date. The employment agreements also provide for a cash severance payment upon a termination by us without cause, by the named executive officer for good reason or due to a non-extension of the agreement at our election. “Cause” is defined for this purpose generally to mean (i) a material breach of the employment agreement by the named executive officer that remains uncorrected for 30 days after we provide written notice to the named executive officer, (ii) the named executive officer being the subject of an order obtained or issued by the SEC for any securities violation involving fraud, (iii) the conviction or plea of nolo contendere by the named executive officer to any felony or crime involving moral turpitude or (iv) the named executive officer’s material mismanagement in providing material services to us or our affiliates if such mismanagement is not corrected for 30 days after we provide written notice to the named executive officer. “Good reason” is defined for this purpose generally to mean (i) a material diminution in the named executive officer’s authority, title, position, duties or responsibilities, (ii) a material breach by us of our obligations to the named executive officer under the employment agreement or a material breach by us of our bylaws or certificate of incorporation, (iii) the involuntary relocation of the named executive officer’s principal place of employment to a location more than 40 miles from the current location or (iv) a diminution in the named executive officer’s base salary.

Each named executive officer’s employment agreement, other than the CEO’s, provides that, in the event of a qualifying termination by us without cause or by the named executive officer for good reason, severance will be paid in a lump-sum equal to the sum of (i) 1.0 times the executive’s annual base salary and (ii) 1.8 times the executive’s average bonus amount, defined as the average of the two most recent annual bonus amounts paid to the executive. The CEO’s employment agreement provides that in the event of a qualifying termination by us without cause or by the CEO for good reason, his severance will be paid in a lump-sum equal to the sum of (i) 2.8 times his annual base salary and (ii) 2.8 times his average bonus amount, defined the same as in the other named executive officers’ employment agreements. In addition, in the event of a termination other than for cause or due to death, each executive may be reimbursed for up to 12 months of premiums incurred to receive continued benefit coverage under the Consolidated Omnibus Budget Reconciliation Act, or “COBRA.” Severance payable under the agreements is subject to the execution and non-revocation of a general release of claims and is also conditioned on the executive’s compliance for a period of 24 months with an agreement to refrain from soliciting employees to leave their employment relationship with us. If a named executive officer’s employment is terminated due to non-extension of the executive’s employment term at our election, the executive will be entitled to receive 50% of the foregoing severance benefits.

2013 Equity Incentive Award Plan

The material terms of our Equity Plan are summarized below.

Eligibility and Administration. Our and our subsidiaries’ employees, consultants and directors, including our named executive officers and senior managers, are eligible to receive awards under the Equity Plan. The nominating, governance and compensation committee administers the Equity Plan unless our board of directors assumes authority for administration. The nominating, governance and compensation committee is authorized to delegate its duties and responsibilities as plan administrator to subcommittees comprised of our directors and/or officers, subject to certain limitations. Our board of directors administers the Equity Plan with respect to awards to non-employee directors.

Subject to the express terms and conditions of the Equity Plan, the plan administrator has the authority to make all determinations and interpretations under the plan, prescribe all forms for use with the plan and adopt, amend and/or rescind rules for the administration of the plan. The plan administrator will also set the terms and conditions of all awards under the plan, including any vesting and vesting acceleration conditions.

Limitation on Awards and Shares Available. Initially, the aggregate number of shares of Class A Common Stock available for issuance pursuant to awards granted under the Equity Plan was 3,000,000 (which represents approximately 4% of our total shares outstanding as of March 31, 2015), subject to adjustment as described below. See “Certain Transactions” below. This number will also be adjusted due to the following shares of Class A Common Stock becoming eligible to be used again for grants under the Equity Plan:

•	shares subject to awards or portions of awards granted under the Equity Plan which are forfeited, expire or lapse for any reason, or are settled for cash without the delivery of shares, to the extent of such forfeiture, expiration, lapse or cash settlement; and

•	shares that we repurchase prior to vesting so that such shares are returned to us.

However, shares of Class A Common Stock which are tendered by the recipient or withheld by us in payment of an exercise price or to satisfy any tax withholding obligation shall not be added to the shares authorized for grants and will not be available for future grants of awards under the Equity Plan. Shares of Class A Common Stock granted under the Equity Plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market. The payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the Equity Plan. In addition, if we, or one of our subsidiaries, acquires or combines with another company that has shares available for grant pursuant to a qualifying equity plan, we may use those shares (until such date as they could not have been used under such company’s plan) to grant awards pursuant to the Equity Plan to individuals who were not providing services to us immediately prior to the acquisition or combination.

The Equity Plan does not provide for individual limits on awards that may be granted to any individual participant under the Equity Plan. In addition, the Equity Plan does not provide for a limit on awards that may be granted to insiders of our company (as such term is defined under Canadian securities laws) under the Equity Plan. Rather, the amount of awards to be granted to individual participants will be determined by our board of directors or the nominating, governance and compensation committee from time to time, as part of their compensation decision-making processes, provided, however, that the Equity Plan will not permit awards to be granted to our independent directors in any fiscal year having a fair value as of the date of grant (as determined in accordance with FASB ASC Topic 718, or any successor standard) in excess of $500,000.

Awards. The Equity Plan provides for the grant of stock options (including non-qualified stock options, or “NQSOs,” and incentive stock options, or “ISOs”), restricted stock, dividend equivalents, stock payments, restricted stock units, or “RSUs,” performance awards, stock appreciation rights, or SARs, and other equity-based and cash-based awards, or any combination thereof. Awards under the Equity Plan will generally be set forth in award agreements, which will detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations as well as any other consequences with respect to the awards upon a termination of the applicable eligible individual’s service. Equity-based awards will generally be settled in shares of our Class A Common Stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

•

Non-qualified Stock Options. NQSOs will provide for the right to purchase shares of our Class A Common Stock at a specified price which generally, except with respect to certain substitute options granted in connection with corporate transactions, will not be less than fair market value on the date of grant. Fair market value is calculated as the closing sales price for a share of Class A Common Stock as quoted on an established securities exchange on the grant date or the last preceding day for which such quotation exists. NQSOs may be granted for any term specified by the plan administrator that does not exceed ten years and will usually become exercisable in one or more installments after the grant date, subject to vesting conditions which may include continued employment or service with us, satisfaction of performance targets and/or other conditions, as determined by the plan administrator.

•	Incentive Stock Options. ISOs will be designed in a manner intended to comply with the provisions of Section 422 of the Internal Revenue Code of 1986, as amended, or the “Code,” and will be subject to specified restrictions contained in the Code. ISOs will have an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant (or 110% in the case of ISOs granted to certain significant shareholders), except with respect to certain substitute ISOs granted in connection with a corporate transaction. Only employees will be eligible to receive ISOs, and ISOs will not have a term of more than ten years (or five years in the case of ISOs granted to certain significant shareholders). Vesting conditions may apply to ISOs as determined by the plan administrator and may include continued employment or service with us, satisfaction of performance targets and/or other conditions.

•	Restricted Stock. Restricted stock may be granted to any eligible individual and made subject to such restrictions as may be determined by the plan administrator. Unless the plan administrator determines otherwise, restricted stock may be forfeited for no consideration or repurchased by us if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Recipients of restricted stock, unlike recipients of options, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse, subject to the terms of an applicable award agreement, which may provide for dividends to be placed in escrow and not released until the restrictions are removed or expire.

•	Restricted Stock Units. RSUs may be awarded to any eligible individual, typically without payment of consideration but subject to vesting conditions based upon continued employment or service with us, satisfaction of performance criteria and/or other conditions, all as determined by the plan administrator. Like restricted stock, RSUs generally may not be sold or otherwise transferred or hypothecated until the applicable vesting conditions are removed or expire. Unlike restricted stock, shares of Class A Common Stock underlying RSUs will not be issued until the RSUs have vested (or later, if payment is deferred), and recipients of RSUs generally will have no voting or dividend rights with respect to such shares prior to the time when the applicable vesting conditions are satisfied.

•	Dividend Equivalents. Dividend equivalents represent the per share value of the dividends, if any, paid by us, calculated with reference to the number of shares of Class A Common Stock covered by an award. Dividend equivalents may be settled in cash or shares of Class A Common Stock and at such times as determined by the plan administrator.

•	Stock Payments. Stock payments may be authorized by the plan administrator in the form of shares of Class A Common Stock or an option or other right to purchase shares of Class A Common Stock as part of a deferred compensation or other arrangement in lieu of all or any part of compensation, including bonuses, that would otherwise be payable in cash to an employee, consultant or non-employee director.

•

Stock Appreciation Rights. SARs may be granted in connection with stock options or other awards or separately. SARs typically provide for payment to the holder based upon increases in the price of a share of Class A Common Stock over a set exercise price. The payment amount is determined by multiplying the difference between the exercise price and the fair market value on the date of exercise by the number of shares of Class A Common Stock with respect to which the SAR is exercised. The exercise price of any SAR granted under the Equity Plan generally, except with respect to certain substitute SARs granted in connection with a corporate transaction, will be at least 100% of the fair market value of the underlying shares of Class A Common Stock on the date of grant. The term of a

SAR may not be longer than ten years. There are no restrictions specified in the Equity Plan on the exercise of SARs or the amount of gain realizable therefrom, although restrictions may be imposed by the plan administrator in the SAR award agreement. SARs granted under the Equity Plan may be settled in cash or shares of Class A Common Stock, or in a combination of both, at the election of the plan administrator. Vesting conditions may apply to SARs as determined by the plan administrator and may include continued employment or service with us, satisfaction of performance goals and/or other conditions.

•	Performance Awards. Performance awards may be granted by the plan administrator on an individual or group basis. Generally, these awards will consist of bonuses based upon attainment of specific performance targets and may be paid in cash, shares of Class A Common Stock or a combination of both. Performance awards may also include “phantom” stock awards that provide for payments based upon the value of shares of our Class A Common Stock.

Certain Transactions. The plan administrator has broad discretion to equitably adjust the provisions of the Equity Plan and the terms and conditions of existing and future awards, including with respect to aggregate number and type of shares subject to the Equity Plan and awards granted pursuant to the Equity Plan, to prevent the dilution or enlargement of intended benefits and/or facilitate necessary or desirable changes in the event of certain transactions and events affecting shares of our Class A Common Stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In the case of certain events or changes in capitalization that constitute “equity restructurings,” equitable adjustments will be non-discretionary. In the event of a change in control where the acquirer does not assume or replace awards granted under the Equity Plan, such awards will be subject to accelerated vesting so that 100% of such awards will become vested and exercisable or payable, as applicable, prior to the consummation of the change in control transaction and, if not exercised or paid, will terminate upon consummation of the transaction. The plan administrator may also provide for the acceleration, cash-out, termination, assumption, substitution or conversion of awards in the event of a change in control or certain other unusual or nonrecurring events or transactions. A “change in control” is defined in the Equity Plan to mean (i) the acquisition by a person or group of more than 50% of the total combined voting power of our outstanding securities, (ii) during any consecutive two-year period, the replacement of a majority of our incumbent directors with directors whose election was not supported by at least two-thirds of our incumbent directors, (iii) a merger, consolidation, reorganization or business combination or the sale of substantially all of our assets, in each case, other than a transaction which results in our voting securities before such transaction continuing to represent or being converted into a majority of the voting securities of the surviving entity and after which no person or group owns a majority of the combined voting power of the surviving entity or (iv) where our shareholders approve a liquidation or dissolution of the company.

Transferability, Repricing and Participant Payments. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Equity Plan are generally non-transferable and are exercisable only by the participant. The price per share of a stock option or SAR may not be decreased and an underwater stock option or SAR may not be replaced or cashed out without shareholder approval. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Equity Plan, the plan administrator may, in its discretion, accept cash or check, shares of Class A Common Stock that meet specified conditions, a “market sell order” (or other cashless broker-assisted transaction) or such other consideration as it deems suitable.

Amendment and Termination. Our board of directors may terminate, amend or modify the Equity Plan at any time and from time to time. However, we must generally obtain shareholder approval to increase the number of shares of Class A Common Stock available under the Equity Plan (other than in connection with certain corporate events, as described above), extend the term of a stock option held by an insider (as such term is defined under Canadian securities laws), an amendment to the amendment provision, or to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule). As our Equity Plan does not limit the participation of insiders (as defined under Canadian securities laws), the rules of certain stock exchanges provide that the votes attached to securities held by insiders eligible to participate in our Equity Plan must be excluded from voting on certain matters relating to our Equity Plan which require shareholder approval, including specific amendments thereto.

Termination of Employment. The consequences of the termination of a participant’s employment, membership on our board of directors or other service arrangement will generally be determined by the plan administrator in the terms of the relevant award agreement.

Expiration Date. The Equity Plan will expire on, and no option or other award may be granted pursuant to the Equity Plan after, the tenth anniversary of the date the Equity Plan was adopted by our board of directors. Any award that is outstanding on the expiration date of the Equity Plan will remain in force according to the terms of the Equity Plan and the applicable award agreement.

Awards Under the Equity Plan. As at April 16, 2015, we had issued 3,000,000 shares of Class A Common Stock under the Equity Plan upon exercise of options, as restricted stock or otherwise, representing 4.3% of our issued and outstanding shares as at such date. Of those shares, 519,699 remain subject to time-vesting, performance-vesting or other vesting conditions.

As at April 16, 2015, there were 451,810 options, restricted stock units or other entitlements to acquire shares of Class A Common Stock outstanding under the Equity Plan, representing 0.7% of our issued and outstanding shares as at such date.

As at April 16, 2015, a total of 2,084,658 shares of Class A Common Stock remained available for issuance under the Equity Plan (including those issuable under outstanding grants or awards as described above), representing 3.0% of our issued and outstanding shares as at such date.

Description of Incentive Bonus Plan

Our board of directors has also adopted an Incentive Bonus Plan (the “Incentive Plan”) under which we can provide incentives to our named executive officers and other key employees. The purpose of the Incentive Plan is to enable the Company and its subsidiaries to attract, retain, motivate and reward the best qualified executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to our performance. The material terms of the Incentive Plan are summarized below.

Administration. The Incentive Plan is administered by our board of directors or our nominating, governance and compensation committee, or authority under the Incentive Plan may be delegated to any duly constituted subcommittees.

Performance Criteria. The plan administrator is authorized to establish the performance objective or objectives that must be satisfied in order for a participant to receive an award under the Incentive Plan or to make discretionary payments from the plan. Performance objectives under the Incentive Plan will be based upon the relative or comparative achievement of performance criteria, whether in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies, as determined by the plan administrator for the applicable performance period, which performance criteria may include, but is not limited to, the following: earnings before interest, taxes, depreciation and accretion; operating earnings; net earnings; income; earnings before interest and taxes; total shareholder return; return on assets; increase in the company’s earnings or earnings per share; revenue; revenue growth; share price performance; return on invested capital; operating income; pre- or post-tax income; net income; economic value added; profit margins; cash flow; improvement in or attainment of expense or capital expenditure levels; improvement in or attainment of working capital levels; return on equity; debt reduction; gross profit; market share; cost reductions; workforce satisfaction and diversity goals; workplace health and safety goals; product quality goals; employee retention; customer satisfaction; customer retention; completion of key projects, including, but not limited to, asset acquisitions and dispositions and financial transactions; strategic plan development and/or implementation; and job profit or performance against a multiplier. Performance objectives may be established on a company-wide basis or with respect to one or more business units, divisions, subsidiaries or products, or with respect to an individual. The plan administrator is authorized to exclude any or all extraordinary, unusual or non-recurring items and the cumulative effects of accounting changes from performance objectives for a performance period and also to adjust performance objectives in its discretion.

Payment. Payment of awards are made as soon as practicable after the plan administrator determines that one or more of the applicable performance criteria have been attained or determines the payable amount of an award. The plan administrator determines whether an award will be paid in cash, stock (including restricted stock or RSUs) or other awards under the Equity Plan, or in a combination of cash, stock and other awards, and is authorized to impose whatever additional conditions on such shares or other awards as it deems appropriate, including conditioning the vesting of such shares or other awards on the performance of additional service.

Maximum Award; Discretion. The maximum award amount payable to a participant in cash per fiscal year under the Incentive Plan is established by the plan administrator. The plan administrator is authorized, in its discretion, to increase, reduce or eliminate awards otherwise payable under the Incentive Plan for any reason.

Termination of Employment. Unless otherwise determined by the plan administrator in its discretion, any participant whose employment terminates forfeits all rights to any and all unpaid awards under the Incentive Plan.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information with respect to all of our equity compensation plans as of December 31, 2014:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	429,962	(1)	$22.00	2,292,642
Equity compensation plans not approved by security holders	—		—	—

Total	429,962		$22.00	2,292,642

(1)	Does not include outstanding restricted stock awards because those are shares outstanding.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit and Non-Audit Fees

The following table represents aggregate fees billed or to be billed to the Company for the fiscal years ended December 31, 2014 and December 31, 2013 by Ernst & Young LLP, our principal independent registered public accounting firm.

	Year ended December 31,
(in thousands)	2014	2013(4)
Audit fees(1)	$2,929	$2,615
Audit-related fees(2)	16	—
Tax fees(3)	55	65
All other fees	—	—

Total	$3,000	$2,680

(1)	Audit fees. This category includes Ernst & Young LLP’s audit of our annual consolidated financial statements and internal control over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q, services rendered in connection with our Form S-1, Form S-3 and Form S-8 registration statements and services that are normally provided by independent registered public accountants in connection with regulatory filings or engagements for those fiscal years. This category also includes standalone project-level audits required by certain financial institutions, consultation and advice on audit and accounting matters that arose during, or as a result of, the audit or review of interim financial statements.
(2)	Audit-related fees. This category consists of assurance and related services provided by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements, and are not included in the fees reported in the table above under “Audit fees.” The professional services rendered for the fees disclosed under this category primarily relate to specified audit procedures performed over our debt service coverage ratio for our St. Joseph project.
(3)	Tax fees. This category consists of tax services provided by Ernst & Young LLP with respect to tax consulting.
(4)	Excluding audit fees at the project level, total audit fees incurred during fiscal year ended December 31, 2013 were $1,961 and total tax fees incurred were $0.

PRE-APPROVAL POLICIES AND PROCEDURES

The audit committee’s policy is to pre-approve all audit and permissible non-audit services rendered by Ernst & Young LLP, our independent registered public accounting firm. The audit committee pre-approves specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the audit committee’s approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide a service. The audit committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

Review of Pattern Energy’s Audited Financial Statements for the Fiscal Year Ended December 31, 2014

The Audit Committee has reviewed and discussed with our management our audited consolidated financial statements for the fiscal year ended December 31, 2014.

The Audit Committee has discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Accounting Oversight Board (“PCAOB”).

The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and the Audit Committee has discussed the independence of Ernst & Young LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K, for the fiscal year ended December 31, 2014, for filing with the U.S. Securities and Exchange Commission.

Dated April 28, 2015

Submitted by:

Patricia Newson, Chairperson

Alan Batkin

Douglas Hall

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Pattern Energy Group Inc. under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors currently consists of seven directors, each of whom shall hold office for a term of one year or until his/her successor is duly elected or appointed and qualified or until his or her earlier death, retirement, disqualification, resignation, or removal. Directors are elected at each annual meeting of the Company by a plurality of the votes properly cast in person or by proxy. The seven nominees for director receiving the highest number of votes “for” will be elected. Broker non-votes and abstentions will have no effect. The board of directors has adopted a majority voting policy pursuant to which if a nominee fails to receive “for” votes in an amount that exceeds the “against” votes in an election that is not a contested election, the nominating, governance and compensation committee shall make a recommendation to the board of directors as to whether to accept or reject the resignation of such director. See “Board of Directors and Corporate Governance – Majority Voting Policy.”

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “for” the election of all nominees for director. However, if you are not a record holder such that you are the beneficial owner of the shares, which means that your shares are held by a brokerage firm, bank, dealer, or other similar organization as your nominee, your shares will not be voted for the election of directors unless you have provided voting instructions to your nominee.

If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our current board of directors, if any. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.

Nominees for Directors

Name	Positions and Offices Held With the Company
Alan R. Batkin	Director, Chairman
Patricia S. Bellinger	Director
The Lord Browne of Madingley	Director
Michael M. Garland	Director, Chief Executive Officer and President
Douglas G. Hall	Director
Michael B. Hoffman	Director
Patricia M. Newson	Director

We have determined that each of these director nominees possesses the requisite communication skills, personal integrity, business judgment, ability to make independent analytical inquiries, and willingness to devote adequate time and effort necessary to serve as an effective member of the board. Other specific experiences, qualifications, attributes or skills of nominees that contributed to our conclusion that the nominees should serve as directors are noted above.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” THE NOMINEES FOR DIRECTORS:

ALAN R. BATKIN, PATRICIA S. BELLINGER, THE LORD BROWNE OF MADINGLEY,

MICHAEL M. GARLAND, DOUGLAS G. HALL, MICHAEL B. HOFFMAN, PATRICIA M. NEWSON

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015

The audit committee of the board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee of the board will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee of the board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” THE RATIFICATION THE APPOINTMENT OF ERNST & YOUNG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

ADDITIONAL INFORMATION

Stockholder Proposals and Nominations

Requirements for Stockholder Proposals to be Considered for Inclusion in Next Year’s Proxy Materials

Stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2016 annual meeting of stockholders must be received no later than December 30, 2015. In addition, all proposals will need to comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to the attention of our Corporate Secretary, at Pattern Energy Group Inc., Pier 1, Bay 3, San Francisco, CA 94111, or by facsimile at 415-362-7900.

Director Nominations or Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting

Notice of any director nomination or other proposal that you intend to present at the 2016 annual meeting of stockholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2016 annual meeting of stockholders, must be delivered to, or mailed and received by, our Corporate Secretary, at Pattern Energy Group Inc., Pier 1, Bay 3, San Francisco, CA 94111, or by facsimile at 415-362-7900 not earlier than the close of business on February 11, 2016 and not later than the close of business on March 12, 2016. However, if the date of the 2016 annual meeting of stockholders is advanced more than 30 days prior to the first anniversary of the 2015 Annual Meeting or delayed more than 70 days after such anniversary date, then such notice must be received by us no earlier than 120 days prior to the date of the 2016 annual meeting of stockholders and no later than the later of 90 days prior to the date of the 2016 annual meeting of stockholders or the tenth day following the day on which public announcement of the date of the meeting was first made by us. In addition, your notice must set forth the information required by our bylaws with respect to each director nomination or other proposal that you intend to present at the 2016 annual meeting of stockholders. Copies of the provisions of our bylaws applicable to stockholder nominations and proposals will be forwarded to any stockholder upon written request.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON JUNE 10, 2015

The proxy statement and the annual report to stockholders are available at www.edocumentview.com/PEGI.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

By:	/s/ Kim H. Liou
	Name:	Kim H. Liou
	Title:	Corporate Secretary

April 28, 2015

Exhibit A

The following tables reconcile net (loss) income to adjusted EBITDA and net cash provided by operating activities to cash available for distribution, respectively, for the periods presented (in thousands):

	For the Year Ended December 31,
	2014	2013
Net (loss) income	$(39,999)	$10,072
Plus:
Interest expense, net of interest income	66,729	61,118
Tax provision	3,136	4,546
Depreciation and accretion	104,417	83,180

EBITDA	$134,283	$158,916

Unrealized (gain) loss on energy derivative	3,878	11,272
Unrealized loss (gain) on derivatives	11,668	(15,601)
Interest rate derivative settlements	4,075	2,099
Net loss (gain) on transactions	(13,843)	(5,995)
Plus, proportionate share from equity accounted investments:
Interest expense, net of interest income	14,081	267
Tax (benefit) provision	102	(172)
Depreciation and accretion	13,720	20
Unrealized loss (gain) on interest rate and currency derivatives	30,12	(9,076)
Realized loss on interest rate and currency derivatives	22	39

Adjusted EBITDA	$198,112	$141,769

	For the Year Ended December 31,
	2014	2013
Net cash provided by operating activities	$110,448	$78,152
Changes in current operating assets and liabilities	(9,002)	8,237
Network upgrade reimbursement	2,472	1,854
Use of operating cash to fund maintenance and debt reserves	—	—
Release of restricted cash to fund general and administrative costs	223	318
Operations and maintenance capital expenditures	(267)	(819)
Transaction costs for acquisitions	1,730	—
Distributions from unconsolidated investment	7,891	—
Less:
Distributions to noncontrolling interests	(2,100)	(2,292)
Principal payments paid from operating cash flows	(49,246)	(42,829)

Cash available for distribution	$62,149	$42,621

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on June 10, 2015.
Vote by Internet
• Go to www.envisionreports.com/PEGI
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - Alan Batkin	☐	☐	☐	02 - Patricia Bellinger	☐	☐	☐	03 - The Lord Bowne of Madingley	☐	☐	☐
	04 - Michael Garland	☐	☐	☐	05 - Douglas Hall	☐	☐	☐	06 - Michael Hoffman	☐	☐	☐
	07 - Patricia Newson	☐	☐	☐

		For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2015.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

2015 Annual Meeting of

Pattern Energy Group Inc. Stockholders

Wednesday, June 10, 2015, 8:00 a.m. Local Time

Offices of Pattern Energy Group Inc.

Pier 1, Bay 3, San Francisco CA 94111

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy for the 2015 Annual Meeting of Stockholders of Pattern Energy Group Inc. to be held on June 10, 2015

Notice of 2015 Annual Meeting of Stockholders

Offices of Pattern Energy Group Inc. Pier 1, Bay 3, San Francisco CA 94111

Proxy Solicited by Board of Directors for Annual Meeting - June 10, 2015

Alan Batkin, or failing him, Michael Garland, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Pattern Energy Group Inc. to be held on June 10, 2015, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)